Exhibit 99.3

SEA HOLDINGS I, LLC

AND

ZHONGHONG HOLDING CO., LTD.

PARK EXCLUSIVITY AND CONCEPT DESIGN AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	EFFECTIVE DATE	11
3.	EXCLUSIVITY	12
4.	STRATEGIC PLANNING, SITE ACQUISITION AND PARK SPECIFIC AGREEMENTS	13
5.	ZH OBLIGATIONS – CONCEPT DESIGN PHASE	15
6.	SEAWORLD’S OBLIGATIONS – CONCEPT DESIGN PHASE	16
7.	INDEPENDENT CONTRACTOR; SUBCONTRACTORS	18
8.	SEAWORLD APPROVALS	19
9.	LIAISON	19
10.	VARIATIONS	20
11.	COMPENSATION AND EXPENSES	20
12.	INSURANCE	23
13.	INDEMNITIES	24
14.	LIABILITY	26
15.	INTELLECTUAL PROPERTY	27
16.	REPRESENTATIONS AND WARRANTIES	33
17.	FORCE MAJEURE	34
18.	[NOT USED]	35
19.	TERM, SUSPENSION AND TERMINATION	35
20.	GOVERNING LAW	39
21.	RESOLUTION OF DISPUTES	39
22.	NOTICES	41
23.	MISCELLANEOUS	42
24.	AUTHORIZED REPRESENTATIVES	50
SCHEDULE 1 PARK SPECIFIC AGREEMENTS - MATERIAL COMMERCIAL TERMS		1
SCHEDULE 2 SEAWORLD MARKS		1

i

CONFIDENTIAL	PARK EXCLUSIVITY AND CONCEPT DESIGN AGREEMENT
EXECUTION VERSION

THIS PARK EXCLUSIVITY AND CONCEPT DESIGN AGREEMENT is effective as of the Effective Date.

BETWEEN:

(1)	SEA HOLDINGS I, LLC, a Florida limited liability company formed in the United States of America with its address at 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, the United States of America (“SeaWorld”), which is a wholly-owned subsidiary of SeaWorld Entertainment, Inc.; and

(2)	ZHONGHONG HOLDING CO., LTD., a company incorporated in the People’s Republic of China with its address at No. 271 Huishui Road, Suzhou City, Anhui Province, People’s Republic of China (“ZH”).

WHEREAS:

(A)	SeaWorld and Affiliates of SeaWorld have a globally recognized brand-name and family-themed entertainment suite of Theme Parks, Interactive Parks and Waterparks and products, together with the ownership/license of certain Intellectual Property and trade secrets, various animals, and the knowledge and experience to design, develop and operate Theme Parks, Interactive Parks and Waterparks, including zoological expertise to provide and care for animals, and technical expertise for the development and operation of such parks.

(B)	SeaWorld and Affiliates of SeaWorld have a long and proud tradition of working to protect and enhance marine mammals and endangered species through, among other things, SeaWorld’s ownership of facilities in the USA in which marine mammals are publicly displayed and where, every year, millions of visitors are treated to direct educational experiences with these magnificent creatures that leave the public with a greater appreciation of the need for the protection and the conservation of these marine mammals and their habitats. Recently, SeaWorld announced the phasing out of theatrical performances featuring orcas and that the orcas in its care will be the last generation of SeaWorld orcas.

(C)	SeaWorld’s work with marine mammals and endangered species in collaboration with some of the world’s most renowned scientists has led to breakthroughs in reproductive biology, animal husbandry, rescue, recovery and rehabilitation of marine mammals, and species conservation.

(D)	ZH is, among other things, a leading leisure asset developer in the Territory and has experience (i) acquiring and leasing the land and obtaining all building, construction and occupancy permits and licenses to develop and operate large scale projects in the Territory, and (ii) financing large scale projects in the Territory.

(E)	Both Parties are committed to maximizing the health and well-being of any animals housed within the Licensed Parks, including any animals housed on a temporary or long-term basis as a result of rescue and rehabilitation efforts.

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

(F)	The Parties wish to establish the basic framework for their collaboration in the planning, site selection, design and development of a portfolio of Theme Parks, Interactive Parks and Waterparks (or a combination thereof) under the names of “SeaWorld”, “Discovery Cove”, “Aquatica” (or other mutually agreed names) as well as research, rescue, rehabilitation and return centers (such parks and centers, the “Licensed Parks”) pursuant to this Agreement and any Park Specific Agreement.

(G)	It is contemplated that SeaWorld will grant ZH certain exclusive rights in connection with the design of Interactive Parks, Theme Parks and Waterparks in the Territory under the terms and conditions set forth herein and, once agreed, the terms and conditions set forth in the relevant Park Specific Agreements.

(H)	ZH has appointed or will appoint the Design Firm and similar parties, amongst other things, to design the Licensed Parks and wishes to contract with SeaWorld, and SeaWorld wishes to, provide certain design and Advisory and Support Services with respect to the Licensed Parks under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter contained, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following capitalized words, terms and phrases used in this Agreement, including in the preamble, recitals, schedules, appendices and exhibits hereto, shall have the meanings set forth in this Clause 1.1:

“Advisory and Support Services” is defined in Clause 6.1 (SeaWorld’s Obligations – Concept Design Phase).

“Affiliate” means in relation to a Person, any other entity which directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with such Person (including, with respect to ZH, Zhonghong Zhuoye Group Co. Ltd.).

“Agreement” means this agreement together with the schedules and appendices to it.

“Anti-Corruption Laws” is defined in Clause 23.23(a) (Anti-Corruption Laws).

“Applicable Law” means any decree, resolution, law, statute, act, ordinance, rule, directive (to the extent it has the force of law), order, treaty, code or regulation as enacted, issued or promulgated, or any interpretation thereof by a Governmental Instrumentality having jurisdiction over the matter in question, that is publicly available or of which the Party to which such Applicable Law applies has actual knowledge, including amendments, modifications, extensions, replacements and re-enactments thereof.

“Applicable Legal Requirements” means all Applicable Laws and Governmental Authorizations and any injunction (if applicable) or final non-appealable judgment of any Governmental Instrumentality having jurisdiction over the matter in question.

“Attractions” means attractions which involve the display, demonstration and interaction of the animals, shows, cinemas, theaters, plays, dramatic performances and exhibitions at a theme park, waterpark or Interactive Park.

“Base Travel Stipend” is defined in Clause 11.2(b) (Consulting and Design Fees).

“Business Day” means a day on which banks are generally open for business in Beijing, PRC and in New York City, New York, USA.

“Change in Law” means any of the following events occurring after the date of signature of this Agreement:

(a)	a change or repeal of an existing Applicable Law;

(b)	an enactment or making of any new Applicable Law; or

(c)	a change in the manner in which an Applicable Law is applied by a Governmental Instrumentality or in the application or interpretation thereof by a Governmental Instrumentality.

“Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well-managed company would undertake where such company was acting in a determined, prudent and reasonable manner to achieve the particular result for its own benefit; provided, that such efforts will not include any obligation to threaten to commence or commence litigation against, any Third Party.

“Confidential Information” is defined in Clause 23.10 (Confidentiality).

“Concept Design” means, for a Development, a conceptual design and master plan for the Developments which shall consist of preliminary drawings, renderings, narratives, programs and other documents including site plans, in-park and out-of-park circulation plans, massing plans and sections, elevations, thematic statements for the overall park along with each realm and individual rides and attractions contained therein, full color renderings depicting the look and feel of the overall park and realms within each park, illustrations and sketches of major rides and attractions, programmatic documentation detailing the size and capacity of the parks and all elements therein, preliminary capital and operating cost estimates including labor and utility costs; and may include some combination of study models, perspective sketches or digital modeling.

“Concept Design Phase” is defined in Clause 1.1 (Park Specific Agreements).

“Control” means that a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting shares, by contract or otherwise, and “Controls” and “Controlled” shall be interpreted accordingly.

“Day” means the twenty-four (24) hour period beginning at 00:00:00 PRC time and ending at 23:59:59 PRC time.

“Design Firm” means:

(a)	The Hettema Group, with its address at 67 Valley Street, Pasadena, CA 91105, USA; or

(b)	such other design consultant selected by ZH and acceptable to SeaWorld.

“Development” means the Licensed Park or Licensed Parks related to a single discrete location, or multiple discrete locations within a proximity to each other such that they could reasonably be considered part of the same commercial endeavor. A Theme Park, an Interactive Park and/or a Waterpark which (a) share certain functional, operational and managerial synergies, (b) are located within a fifty (50) mile radius from each other, and (c) are designed and developed substantially concurrently, may be considered a single Development.

“Development Analysis” means, with respect to a Development:

(a)	market analysis;

(b)	detailed site evaluation and site plan development;

(c)	development of a preliminary development budget including estimated cost of construction;

(d)	development of a preliminary schedule for design and construction;

(e)	development of a preliminary operating and business plan/pro forma including a description of operating and staffing requirements and practices, and estimated costs and revenues; and

(f)	assessment and planning for required transportation and other infrastructure improvements.

“Disclosing Party” is defined in Clause 23.10 (Confidentiality).

“Dispute” is defined in Clause 21.1 (Amicable Settlement).

“Dispute Notice” is defined in Clause 21.1 (Amicable Settlement).

“Effective Date” is defined in Clause 2 (Effective Date).

“Event of FM” shall mean any event beyond the reasonable control of a Party, the occurrence of which could not have been reasonably foreseen at the date of signature of this Agreement, including, but not limited to, a Change in Law, war whether declared or not, revolution, riot, insurrection, strikes (excluding strikes by employees of the affected Party or any subcontractor thereof, unless such strike is part of a wider industrial dispute affecting other employers), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

“Event of Termination” means:

(a)	the failure by a Party to make any undisputed payment under this Agreement within thirty (30) Days of the Day by which such amount should have been paid in accordance with the terms of this Agreement;

(b)	the occurrence of any of the following events:

(i)	any representation or warranty made or deemed to be repeated by a Party to this Agreement is not (or was not) correct in any material respect as of the date made or deemed made;

(ii)	other than where the breach occurs as a consequence of a breach by the other Party which is not cured within any applicable cure period, or constitutes an Event of FM, a breach by a Party of any of its other material obligations under this Agreement;

(iii)	a Party experiences an event, fact, matter, circumstance, condition or change as a result of the action or inaction of which dishonesty is an element of any officer or director which materially and adversely affects, or could reasonably be expected to materially and adversely affect the business, operations, assets, liabilities, condition (whether financial, trading or otherwise), prospects or results of operation of the Party and its Affiliates, taken as a whole;

(iv)	Insolvency of a Party;

(v)	SeaWorld is Controlled by a SEA Restricted Third Party or a SEA Restricted Third Party acquires all or substantially all of the assets of SeaWorld; or

(vi)	ZH is Controlled by a ZH Restricted Third Party or a ZH Restricted Third Party acquires all or substantially all of the assets of ZH;

provided, that, the Parties agree that this definition shall be amended concurrently with the execution of the Park Specific Agreements for the first Development to conform this definition to the termination events agreed upon in such Park Specific Agreement, to the extent applicable.

“Exclusivity Extension Fee” is defined in Clause 11.1(b) (Exclusivity Payments).

“First Party” is defined in Clause 23.19 (Set-off and Double Recovery).

“FM Termination Notice” is defined in Clause 19.4(c) (Termination following a Prolonged Event of FM).

“Food and Beverage Outlet” means a restaurant, coffee shop, outlet, stall, kiosk, concession, stand, vending machine, special event venue, retail store or other food service venue, whether temporary or permanent, that sells food or beverages at a Licensed Park.

“Governmental Authorizations” means permits, licenses, consents, authorizations, approvals, registrations, grants, acknowledgments or agreements as required by Applicable Law or as otherwise required from applicable Governmental Instrumentalities, in relation to the performance by each Party of its obligations under this Agreement.

“Governmental Instrumentality” means the decision-making legal authority or authorities of a governmental jurisdiction whether located in the USA, the Territory or otherwise that can approve or deny the ability of the Parties to fulfill their obligations under this Agreement, and shall include a federal, state, county, provincial or municipal government or political subdivision thereof, a governmental or quasi-governmental ministry, legislative body, agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, public utility or government-controlled corporation or entity, solely to the extent such corporation or entity is charged with performing governmental functions.

“Indemnitee” is defined in Clause 13.3 (Indemnification Procedures).

“Indemnitor” is defined in Clause 13.3 (Indemnification Procedures).

“Initial Exclusivity Period” is defined in Clause 3.1 (Exclusivity).

“Initial Park Development Period” is defined in Clause 4.3(c) (Park Specific Agreements).

“Insolvency” means, with respect to a Party, that any of the following events occur:

(a)	any legal proceedings are started by a Party or a Third Party, which in either case are not frivolous or vexatious, for the winding-up, dissolution, administration, bankruptcy or reorganization of the Party or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, bankruptcy trustee or similar officer of the Party or all or substantially all of the Party’s property, undertaking or assets, which have not been set aside or stayed within one hundred and eighty (180) Days;

(b)	any order or judgment is made for the winding-up, dissolution, administration, bankruptcy or reorganization of the Party or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, bankruptcy trustee or similar officer of the Party or all or substantially all of the Party’s property, undertaking or assets, which order or judgment has not been set aside or stayed within one hundred and eighty (180) Days;

(c)	the Party is unable to or admits in writing its inability to pay its debts as they fall due, commences negotiations with its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors;

(d)	any execution, distress or other process is levied against, sued out against or enforced upon, or an encumbrancer or creditor takes possession of, all or substantially all of the assets of the Party, which has not been set aside or stayed within one hundred and eighty (180) Days; or

(e)	any event analogous to the events described in paragraphs (a) through (d) of this definition.

“Intellectual Property” means any and all rights available under patent, copyright, trade mark, service mark, trade name, product configuration, industrial design, or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, Know-How, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form whether or not specifically listed herein, which may subsist in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights for their full term.

“Interactive Park” means “gated” parks where close and extended interactions with marine or terrestrial animals is core to the visitor experience, including SeaWorld’s “Discovery Cove” park in Orlando, Florida and parks substantially similar thereto.

“Know-How” means know-how including knowledge, experience and technical information.

“Licensed Parks” is defined in the Preamble and, for the avoidance of doubt, shall include the Attractions, Rides, Food and Beverage Outlets, Merchandise Outlets and resources inside the Theme Park, Interactive Park or Waterpark, as applicable.

“Loss” means any loss, damage, penalty, fine, liability, cost or reasonable out of pocket expense of whatsoever kind (including reasonable and documented attorneys’ fees and expenses (if recoverable at law)), court or arbitral tribunal fees or any insurance deductibles under the relevant insurance policies.

“Merchandise Outlet” means a gift shop, outlet, stall, kiosk, concession, stand, vending machine, special event venue, retail store or other merchandise venue, whether temporary or permanent, that sells products or services other than food and beverage at a Licensed Park.

“Park Specific Agreement” means those definitive park-specific documents to be agreed between the Parties which will govern the design, construction, license, operation, maintenance and animal loan and services with respect to Licensed Parks within a single Development and which may include a design and construction advisory agreement, an operations agreement, a license agreement and an animal loan and services agreement and such other agreements as the Parties may enter into from time to time in relation to such Development (including, to the extent exclusivity arrangements are not included in such agreements, exclusivity agreement(s)).

“Parties” means, collectively, ZH and SeaWorld, and “Party” means either of them.

“Permitted Recipients” is defined in Clause 23.10(c) (Permitted Recipients).

“Person” means any individual, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Instrumentality, or other entity.

“PRC” means the People’s Republic of China.

“President” is defined in Clause 21.2(b)(i) (Arbitration).

“Project” means the development of the Development Analysis and Concept Design of the Developments pursuant to this Agreement.

“Project Consultants” means the Design Firm, Specialty Consultants and such other third-party design firms, contractors, project managers and similar parties needed for the Development Analysis and the Concept Design of the Developments, and, for the avoidance of doubt, neither SeaWorld nor any of SeaWorld’s Affiliates shall be deemed to be a Project Consultant.

“Project IP” is defined in Clause 15.1(b) (Ownership of Intellectual Property).

“Project Materials” is defined in Clause 15.3(a) (Provision and License of SeaWorld Know-How and other SeaWorld IPR).

“Receiving Party” is defined in Clause 23.10(a) (Confidential Information).

“Registration Action” is defined in Clause 15.1(e) (Ownership of Intellectual Property).

“Rides” means a device or combination of devices or elements that carry, convey, or direct a person(s) over or through a fixed or restricted course or within a defined area, for the primary purpose of amusement or entertainment at a theme park, waterpark or Interactive Park.

“Rules” is defined in Clause 21.2(b)(i) (Arbitration).

“SEA Restricted Third Party” means:

(a)	any international park owner, developer or operator which owns, develops or operates theme parks, Interactive Parks or waterparks and such activities form a core, or significant portion of the, business of the park owner, developer or operator;

(b)	any diversified Chinese company or Chinese real estate developer, which develops and operates theme parks, Interactive Parks or waterparks in the Territory; or

(c)	an entity that either Party cannot legally conduct business with (e.g., is listed on an official sanctions list).

“SeaWorld” means:

(a)	the person defined in the Preamble as SeaWorld; and

(b)	SeaWorld’s legal successors and permitted assigns and novatees of all of SeaWorld’s interest in the Agreement.

“SeaWorld Brand Marks” means the SeaWorld Marks and distinctive brands, marks and logos that identify Attractions, Rides and realms (i.e., themed lands within a theme park, waterpark or Interactive Park) in use by SeaWorld at its Theme Parks, Interactive Parks, and Waterparks (except for distinctive brands marks, logos publicly used by ZH prior to the public use, registration or application for registration by SeaWorld) as of the expiration or termination of this Agreement, including but not limited to any and all registrations, and applications for registrations, of the brands, marks and logos. For the purpose of this defined term, “distinctive” does not include brands, marks and logos which are generic or which are descriptive and do not have a secondary meaning.

“SeaWorld Know-How” is defined in Clause 15.3(a) (Provision and License of SeaWorld Know-How and other SeaWorld IPR).

“SeaWorld IPR” is defined in Clause 15.1(a) (Ownership of Intellectual Property).

“SeaWorld Marks” is defined in Clause 15.2(a) (License of SeaWorld Marks).

“SeaWorld Parks” means a Theme Park, Waterpark, Interactive Park, leisure asset, visitor attraction or entertainment venue, other than the Developments, owned or operated by SeaWorld, its Affiliates or third parties under license from SeaWorld or its Affiliates, anywhere in the world.

“SeaWorld Party” means each of SeaWorld and its Affiliates, and their respective directors, officers, employees, agents and representatives.

“SeaWorld Variation Confirmation” is defined in Clause 10.2 (Variations).

“SeaWorld Variation Request” is defined in Clause 10.5 (Variations).

“SeaWorld Representative” means the representative of SeaWorld appointed in accordance with Clause 24(a) (Authorized Representatives).

“Second Party” is defined in Clause 23.19 (Set-off and Double Recovery).

“Specialty Consultants” means consultants that have been retained to (a) program and design a Development that has a significant zoological component, (b) design animal habitats and support areas within a Development or (c) design structures and systems for such habitats and support areas. Such Specialty Consultants may include exhibit architects, structural engineers, mechanical engineers, electrical engineers, animal life support engineers, lighting designers and acoustical engineers that, in each case, are engaged for the purposes set forth in subclauses (a) – (c) of this definition.

“Target First Theme Park Opening Date” is defined in Clause 4.4(a)(i) (Development Requirements).

“Term” is defined in Clause 19.1 (Term of Agreement).

“Territory” means:

(a)	prior to the occurrence of the events in Clause 4.4(c) (Development Requirements), PRC, the Special Administrative Region of Macau, Taiwan and the Special Administrative Region of Hong Kong; and

(b)	following the occurrence of the events in Clause 4.4(c) (Development Requirements), the area specified as the “Territory” in Clause 4.4(c) (Development Requirements).

“Theme Park” means any “gated” theme park which is predominantly themed to, and exhibits, live terrestrial or marine animals and whose attractions are predominantly composed of entertainment and amusement elements (e.g., amusement rides and stage shows) as opposed to solely animal displays, including SeaWorld’s “SeaWorld® Orlando”, “SeaWorld® San Antonio”, “SeaWorld® San Diego”, “Busch Gardens Tampa” and “Busch Gardens Williamsburg” theme parks and theme parks substantially similar thereto.

“Third Party” means any Person other than a Party or the SeaWorld Parties and the ZH Parties.

“USA” means the United States of America.

“US$”, “USD” or “US Dollars” means USA Dollars, the lawful currency of the USA.

“Variation” means a material increase, modification or revision to the scope of the Advisory and Support Services or any material deviation to the manner or sequence in which the Advisory and Support Services are to be performed.

“Variation Costs” is defined in Clause 10.2(c) (Variations).

“Waterpark” means any “gated” waterpark that includes distinguishing displays of live terrestrial or marine animals, including SeaWorld’s “Aquatica” waterparks and waterparks substantially similar thereto.

“ZH” means:

(a)	the person defined in the Preamble as ZH; and

(b)	ZH’s legal successors and permitted assignees and novatees of ZH’s interest in the Agreement.

“ZH Improvements” means all enhancements or modifications to any technology made solely by ZH within the PRC during the Term and which are deemed to be technology improvements pursuant to the Regulations of the People’s Republic of China for Administration of the Import and Export of Technology. For the avoidance of doubt, ZH Improvements do not include any improvement or innovation to any technology: (i) made solely or jointly by SeaWorld or any Person other than ZH or its Affiliates anywhere in the world; (ii) made by any Person outside of the PRC; or (iii) not made pursuant to the license granted under Clause 15.3(b) (Provision and License of SeaWorld Know-How and other SeaWorld IPR). Notwithstanding the foregoing, for the purpose of this definition, the following shall be expressly excluded from ZH Improvements: improvements to, or derivative works of, (x) business methods or business operations, (y) copyrights (other than software), and (z) trade secrets other than technology trade secrets.

“ZH IPR” is defined in Clause 15.1(a) (Ownership of Intellectual Property).

“ZH Party” means each of ZH and its Affiliates, a Project Consultant and their directors, officers, employees, agents and representatives.

“ZH Representative” means the representative of ZH appointed in accordance with Clause 24(b) (Authorized Representatives).

“ZH Restricted Third Party” means:

(a)	any international park owner, developer or operator which owns, develops or operates theme parks, Interactive Parks or waterparks and such activities form a core, or significant portion of the, business of the park owner, developer or operator;

(b)	any Third Party with a reputation for (or history of) repeated disregard for the health and welfare of animals, such that a relationship with such Third Party would reasonably be expected to have a material adverse impact on SeaWorld’s or ZH’s general reputation for animal safety and welfare; or

(c)	an entity that either Party cannot legally conduct business with (e.g., is listed on an official sanctions list).

“ZH Variation Request” is defined in Clause 10.1 (Variations).

1.2	Rules of Interpretation

Unless the context of this Agreement otherwise requires:

(a)	words of any gender include each other gender;

(b)	references to a person include an individual, a body corporate and an unincorporated association of persons;

(c)	words using the singular or plural number also include the plural or singular number, respectively;

(d)	the terms “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and do not refer to any particular Clause, paragraph, or Schedule or any other subdivision of this Agreement;

(e)	references to “Clause”, “paragraph”, or “Schedule” are to the Clauses, paragraphs, and Schedules, respectively, of this Agreement;

(f)	unless otherwise defined, terms used in the theme park, Interactive Park, waterpark and leisure industry shall be interpreted in accordance with their generally understood meaning in that industry;

(g)	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(h)	the descriptive headings in this Agreement, including the cover page and table of contents, are for convenience of reference only and not for purposes of construction or interpretation of its provisions;

(i)	references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, supplemented or otherwise modified and in effect from time to time and shall include a reference to any document which amends, modifies, supplements, or has otherwise modified it, or is entered into, made or given pursuant to or in accordance with its terms;

(j)	references to any Schedule shall be construed as a reference to such Schedule as may be amended, supplemented or otherwise modified from time to time;

(k)	whenever this Agreement refers to a number of Days, such number shall refer to calendar days unless Business Days are specified;

(l)	where an obligation of a Party to make payment under this Agreement, as a result of the calculation of time, falls on a Day other than a Business Day, such time for performance shall be extended to the next Business Day; and

(m)	all periods of time shall be based on, and computed according to, the Gregorian calendar and any reference to a time of Day shall be construed as a reference to the time of Day in Beijing, the PRC.

2.	EFFECTIVE DATE

This Agreement shall become effective as of the date (the “Effective Date”) upon which (a) this Agreement has been executed and delivered (in person, by electronic mail or otherwise) by both of the Parties hereto and (b) each Party confirms to the other in writing that all necessary corporate approvals have been obtained with respect to the transactions contemplated by this Agreement.

3.	EXCLUSIVITY

3.1	Subject to Clauses 3.3 and 3.4 and without prejudice to SeaWorld’s rights pursuant to Clause 15.2 (License of SeaWorld Marks), SeaWorld shall not (and shall procure that its Affiliates shall not) enter into any agreement or discussions regarding the development or operation of, or license of Intellectual Property to, any theme parks, Interactive Parks or waterparks in the Territory, other than with ZH and its Affiliates until the later of:

(a)	31 December 2018; and

(b)	31 December 2019, if ZH has (i) notified SeaWorld in writing by a date no later than 1 July 2018 that it wishes to extend such exclusivity period and (ii) paid the Exclusivity Extension Fee to SeaWorld in accordance with Clause 11.1(b) (Exclusivity Payments) by a date no later than 31 December 2018

(the “Initial Exclusivity Period”).

3.2	Subject to Clause 3.3, except as contemplated by this Agreement, the Park Specific Agreements and any additional agreements executed between the Parties (or their Affiliates) in connection therewith, ZH shall not (and shall procure that its Affiliates shall not) enter into any agreement or discussions regarding the development or operation of, or license of Intellectual Property, in the Territory, with respect to any Waterparks, Interactive Parks or Theme Parks until the expiry of the Initial Exclusivity Period. For the avoidance of doubt, nothing in this Clause 3.2 shall limit ZH’s ability to develop, operate or license Intellectual Property with respect to:

(a)	any waterparks that are not Waterparks;

(b)	any family entertainment centers;

(c)	any theme parks that are not Theme Parks, include theme parks themed to media-based, fictional (including fictional characters portrayed by real animals) or mythological animals (e.g., “the Monkey King”);

(d)	any botanical gardens of which animals are a part; or

(e)	zoos, safaris or aquariums whose attractions are predominantly animal displays; provided, that prior to developing any of the foregoing venues in this subclause (e), during the Initial Exclusivity Period, ZH shall first discuss with SeaWorld ways in which SeaWorld could be involved in such opportunity.

3.3	The Parties agree that if they have entered into the Park Specific Agreements for the first Development by the expiry of the Initial Exclusivity Period, the exclusivity arrangements between the Parties following the Initial Exclusivity Period will give effect to the terms set out in Section 4 of Schedule 1, as reflected in the terms of such Park Specific Agreements. For the purposes of this Clause 3.3, Park Specific Agreements shall mean the following agreements, or their functional equivalent: the design and construction advisory agreement, the license agreement, the operations agreement and the animal loan and services agreement.

3.4

Notwithstanding Clause 3.1, ZH acknowledges that SeaWorld and its Affiliates have standing business relationships with Third Parties existing as of the date of signature of this Agreement for the provision of operations support, marketing of SeaWorld Parks located outside the Territory and ongoing business matters in the Territory. SeaWorld and its Affiliates shall be permitted to continue those relationships existing as of the date of signature of this Agreement and the continuation of such relationships in accordance with their terms consistent with established practice shall not be deemed a breach or default of this Agreement; provided that SeaWorld represents and warrants that no such relationship includes (i) a license of Intellectual Property to a Third Party to develop Theme Parks, Interactive Parks and Waterparks in the Territory or (ii) any commitment by SeaWorld or its Affiliates that could impair or interfere with SeaWorld’s performance of its obligations hereunder (including SeaWorld’s provision of the Advisory and Support Services and SeaWorld’s non-compete obligations) or, except as set forth in Schedule 2 (SeaWorld Marks), compete or conflict with the rights granted to ZH hereunder.

4.	STRATEGIC PLANNING, SITE ACQUISITION AND PARK SPECIFIC AGREEMENTS

4.1	Overall Strategic Planning with Respect to Developments

From the Effective Date, the Parties agree that they shall work together to develop an overall strategic plan for the development and operation of the Developments, subject to and in accordance with this Agreement. The Parties will make necessary arrangements for senior executive personnel of the Parties to meet (in person, by telephone, by audio or video conference, or by any other available technology) at least twice per year for the purpose of exchanging views with respect to significant developments and trends and issues relating to any current Developments, Developments under development, and future Developments.

4.2	Site Acquisition

ZH agrees that it shall be responsible, in consultation with SeaWorld, for identifying potential sites for the Developments and for acquiring the necessary land use rights or site use rights with respect thereto. SeaWorld agrees that it will use its Commercially Reasonable Efforts to support ZH with respect to such efforts.

4.3	Park Specific Agreements

(a)	The Parties will work together diligently in good faith to negotiate and agree on the form of Park Specific Agreements for each Development on or before completion of the Development Analysis and Concept Design phase for such Development (the “Concept Design Phase”). The Park Specific Agreements will reflect the material commercial terms set forth in Schedule 1 (Park Specific Agreements – Material Commercial Terms) hereto, and will contain other representations, warranties, covenants and agreements consistent with international practice for transactions of comparable type and scope, provided, however, that the terms of the Park Specific Agreements with respect to any Interactive Park may differ to those set out in Schedule 1 (Park Specific Agreements – Material Commercial Terms).

(b)	ZH or an Affiliate of ZH and SeaWorld will use their Commercially Reasonable Efforts and work expeditiously to enter into the Park Specific Agreements with respect to the first Development as soon as reasonably practicable before the end of the Initial Exclusivity Period and SeaWorld will provide ZH with drafts of the Park Specific Agreements for the first Development as soon as reasonably possible following the execution of this Agreement.

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

(c)	ZH shall use Commercially Reasonable Efforts to develop at least two (2) Theme Parks as part of separate Developments within a period of [ * * * ] years from the signing date of the Park Specific Agreements for the first Development (the “Initial Park Development Period”).

4.4	Development Requirements

(a)	The Parties agree that if:

(i)	at least one Theme Park as part of a Development has been opened by the date falling [ * * * ] years after the signing date of the Park Specific Agreements for the first Development (“Target First Theme Park Opening Date”); provided, however, that as long as ZH continues to use its Commercially Reasonable Efforts to open such Theme Park as soon as reasonably practicable following the Target First Theme Park Opening Date, such date shall be extended by a period not to exceed one (1) year in total (including with respect to any time relief following an Event of FM); provided, further, that for the purposes of this Clause 4.4(a), Park Specific Agreements shall mean the following agreements: the design and construction advisory agreement, the license agreement, the operations agreement and the animal loan and services agreement;

(ii)	a second Theme Park as part of another Development is under construction substantially in accordance with its agreed construction schedule at the end of the Initial Park Development Period; provided, however, that as long as ZH continues to use its Commercially Reasonable Efforts to carry out the development of such Theme Park in accordance with its agreed development schedule, such date shall be extended by a period not to exceed one (1) year in total (including with respect to any time relief following an Event of FM); and

(iii)	ZH is otherwise in material compliance with the terms of the Park Specific Agreements,

ZH shall have the right to develop further Developments or Licensed Parks within a Development in accordance with this Agreement and the Park Specific Agreements; provided, however, that,

(A)	nothing in this Agreement shall preclude ZH from developing additional Developments or Licensed Parks within a Development during the Initial Park Development Period; and

(B)	SeaWorld is paid fees for any advisory and support services it provides with respect to such Developments or Licensed Parks within a Development pursuant to a Variation or on terms otherwise agreed by the Parties.

(b)	If ZH has failed to satisfy any of the requirements set forth in Clause 4.4(a) above, ZH shall no longer have the right to develop further Developments, Licensed Parks within a Development or other projects pursuant to this Agreement and the Park Specific Agreements, provided, that, the expiration of such development rights for future Developments or projects will not affect the license for Developments that are then in operation or have commenced construction substantially in accordance with the agreed construction schedule and the relevant Park Specific Agreements prior to the expiry of the Initial Park Development Period.

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

(c)	If at any time after the expiration of the Initial Park Development Period (or after completion of construction and opening of any Theme Parks as part of any Developments under construction as of expiration of the Initial Park Development Period, if applicable) less than two (2) Theme Parks remain in operation, the Territory will be reduced to an area consisting of a [ * * * ] mile radius surrounding the applicable Development then in operation, provided, however, that ZH shall be given a reasonable period of time to replace any Development that has been closed.

5.	ZH OBLIGATIONS – CONCEPT DESIGN PHASE

5.1	On or before the commencement of the Concept Design Phase for each Development, ZH shall designate, at its own expense, an experienced design team led by a project manager who shall be in charge of completing the Concept Design. The project team shall be suitably qualified and shall include Project Consultants with direct knowledge and experience in developing and designing facilities similar to the type of the Development under consideration. ZH shall in a timely manner notify SeaWorld of the composition of the project team and provide the opportunity for SeaWorld to review and approve Specialty Consultants in such project team not already identified in this Agreement, the approval of which shall not be unreasonably delayed or withheld. SeaWorld hereby pre-approves Peckham Guyton Albers & Viets, Inc. as a Specialty Consultant.

5.2	Prior to the commencement of any site-specific Concept Design, the Parties shall discuss preliminary design, scale and scope and programming concepts. During the Concept Design Phase, ZH shall be responsible for:

(a)	procuring the timely and diligent completion of the Concept Design and Development Analysis for the Developments at its sole cost, provided that the Concept Design and Development Analysis for the Developments shall be subject to the approval of SeaWorld in accordance with Clause 8 (SeaWorld Approvals); and

(b)	such other preliminary planning tasks as may be necessary with respect to the applicable Development, including:

(i)	discussions to formalize site acquisition;

(ii)	discussions with all Governmental Instrumentalities regarding preliminary Governmental Authorizations applicable to its performance of its obligations under this Agreement, including Governmental Authorizations in relation to the design of the Developments; and

(iii)	discussions with potential debt and equity providers of debt and equity financing for the development and construction of the Development; provided, that SeaWorld and ZH mutually draft a form letter that summarizes ZH’s relationship with SeaWorld, which letter ZH shall be approved to present to Governmental Instrumentalities and financing sources.

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

5.3	ZH shall hire and manage, at its own cost and expense, Project Consultants to complete the Concept Design and Development Analysis. The cost for all such design and development work shall be paid by ZH.

5.4	Subject to the applicable license agreement for the applicable Development, the Parties agree that the design of each Licensed Park may incorporate ZH authored and Third Party creative properties, and may include Chinese entertainment or cultural elements, provided that consistency with the SeaWorld branding of the Licensed Parks is maintained.

5.5	ZH shall give SeaWorld reasonable access to all parts of the proposed sites of the Developments as reasonably required in order for SeaWorld to perform the Advisory and Support Services and its other obligations under this Agreement, subject to ZH’s safety and security procedures that generally apply to all Persons given access to such sites. SeaWorld acknowledges and agrees that such access shall not be exclusive to SeaWorld and that ZH shall provide such assistance as is reasonably required to coordinate SeaWorld’s access to the proposed sites of the Developments with the applicable contractors, utility providers, or other parties. SeaWorld will reasonably cooperate with ZH so as to allow ZH to manage and coordinate SeaWorld’s access to the proposed site of the Developments so that such access is minimally disruptive to the work being performed by ZH’s contractors, utility providers and other parties. SeaWorld shall provide ZH with reasonable advance written notice of its intent to access parts of the proposed sites for the Developments and its purpose for such access in accordance with this Clause 5.5.

5.6	ZH shall, without charge:

(a)	provide SeaWorld with access to Project Consultants; provided, that SeaWorld shall (i) reasonably cooperate with ZH so as to allow ZH to manage and coordinate SeaWorld’s access to Project Consultants so that such access is minimally disruptive to the work being performed by such Project Consultants, ZH’s contractors, utility providers and other parties, (ii) provide ZH with reasonable advance written notice of its intent to access Project Consultants in accordance with this Clause 5.6(a), and (iii) provide ZH with a report on any material matters discussed if ZH elects not to participate in such discussions; and

(b)	furnish to SeaWorld in a timely manner all such information, data, drawings and documents as are in the possession or control of ZH,

in each case, as SeaWorld may reasonably require in order to enable it to perform the Advisory and Support Services or its other obligations under this Agreement.

6.	SEAWORLD’S OBLIGATIONS – CONCEPT DESIGN PHASE

6.1	For the Concept Design, SeaWorld shall perform and complete the advisory and support services set forth below (the “Advisory and Support Services”):

(a)	at the reasonable request of ZH, provide “blue-sky” master planning advice and support related to a Licensed Park or a Development;

(b)	work with the Project Consultants and ZH to complete the Development Analysis and establish the Concept Design by providing advice based on SeaWorld’s existing parks and facilities in the USA;

(c)	review and approve (in accordance with Clause 8 (SeaWorld Approvals)) all interim and final Project Consultant work directly related to the Development Analysis and Concept Design;

(d)	provide access to SeaWorld’s existing facilities and attractions as may be reasonably required for completion of the Concept Design; provided that (i) such access will be subject to SeaWorld’s safety and security procedures that generally apply to all Persons given access to the such facilities and attractions, (ii) SeaWorld acknowledges and agrees that such access shall not be exclusive to ZH and that SeaWorld shall provide such assistance as is reasonably required to coordinate ZH’s access to the facilities and attractions with the applicable contractors or other parties, (iii) ZH will reasonably cooperate with SeaWorld so as to allow SeaWorld to manage and coordinate ZH’s access to the facilities and attractions so that such access is minimally disruptive to the operation of such facilities and attractions, and (iv) ZH shall provide SeaWorld with reasonable advance written notice of its intent to access the facilities and attractions for the Developments and its purpose for such access in accordance with this Clause 6.1(d);

(e)	provide design materials and information for pre-existing design and production elements that are to be incorporated into the Concept Design, to the extent such materials and information are necessary for the completion of such design and production elements or to the extent such design and production elements are reasonably applicable, but excluding any construction documents unless otherwise agreed by the Parties;

(f)	review and provide input with respect to any preliminary business plan prepared by ZH or its Project Consultants with respect to the Concept Design and the Development Analysis;

(g)	provide periodic management updates and public relations support with respect to the Concept Design or the transactions contemplated by this Agreement;

(h)	provide pre-existing marketing brochures and other marketing materials, consumer research and brand studies as may be reasonably required for the Development Analysis and Concept Design;

(i)	provide such zoological and aquarium expertise as may be reasonably required for the Development Analysis and Concept Design;

(j)	provide such brand and style guidelines as may be reasonably required for the Development Analysis and Concept Design;

(k)	review and provide input with respect to any preliminary operational and staffing plan prepared by ZH or their Project Consultants with respect to the Developments;

(l)	meet with ZH’s financiers and relevant Governmental Instrumentalities with respect to the Concept Design; and

(m)	such other services as may from time to time be mutually agreed between ZH and SeaWorld in accordance with Clause 10 (Variations),

provided that, during the Initial Exclusivity Period such Advisory and Support Services (other than those set forth in paragraph (a) above) shall be limited to two (2) Licensed Parks.

6.2	Subject to Clause 6.3 and Clause 1 (ZH Obligations – Concept Design Phase) hereof, in performing the Advisory and Support Services and its other obligations under this Agreement SeaWorld shall:

(a)	exercise that degree of knowledge, diligence, skill and care, which would:

(i)	reasonably be expected from a skilled and experienced owner of theme parks, Interactive Parks or waterparks (as applicable) engaged in services similar to the Advisory and Support Services for a project of a similar size, scope and complexity to the Project; and

(ii)	be consistent with the manner in which SeaWorld would undertake such services for a project of a similar size, scope and complexity to the Project as if the Development were being designed for SeaWorld’s ownership, provided, however, that SeaWorld’s undertakings are subject to receipt of reasonable and diligent cooperation from ZH and its Project Consultants;

(b)	provide all advice, consents, comments, approvals, instructions and certificates required from it under this Agreement in a reasonably timely manner;

6.3	Notwithstanding the foregoing or anything else in this Agreement, the Parties recognize that:

(a)	the Advisory and Support Services and SeaWorld’s other obligations shall be provided by SeaWorld based on the expertise of its personnel and contractors and SeaWorld’s Know-How related to and experience with owning and operating its parks in the USA. Without prejudice to SeaWorld’s responsibility and liability for performance of the Advisory and Support Services and SeaWorld’s other obligations and without limiting SeaWorld’s indemnification obligations pursuant to Clause 13.2(b)(iv), ZH acknowledges and agrees that SeaWorld nor any of its Affiliates shall, whether by approval, review, participation, selection, establishment of criteria, assistance or other similar action by SeaWorld under this Agreement assume any liability for:

(i)	the engineering or design of the Developments; or

(ii)	the construction or the structural integrity of the Developments,

in each case to the extent prepared for or performed by ZH, the Project Consultants or other Third Parties; or

(iii)	any payments or guaranty to any of the Project Consultants or any Third Parties.

7.	INDEPENDENT CONTRACTOR; SUBCONTRACTORS

7.1	SeaWorld will act solely as an independent contractor in performing the Advisory and Support Services and its other obligations under this Agreement, and nothing in this Agreement will at any time be construed as creating the relationship of employer and employee, principal and agent, partners or joint venturers between ZH and SeaWorld, or ZH’s and SeaWorld’s officers, directors, partners, managers, employees or agents.

7.2	Save as expressly provided for in this Agreement, no Party shall have any authority whatsoever to act on the other Party’s behalf or to purport to bind the other Party to Third Parties without first obtaining the prior written consent of the other Party.

7.3	Notwithstanding anything to the contrary in this Agreement, upon prior written notice to ZH, unless ZH reasonably objects after receiving written notice thereof, SeaWorld may, at SeaWorld’s sole cost, subcontract with Third Parties to provide support for discrete aspects of the Advisory and Support Services required to be performed by it under this Agreement, provided that SeaWorld shall remain responsible for the performance of the Advisory and Support Services in accordance with this Agreement.

8.	SEAWORLD APPROVALS

SeaWorld shall have the right to approve:

(a)	the Development Analysis and Concept Design;

(b)	any submissions material to the Project or the Developments to be presented in any manner and in any form to potential debt or equity providers or any Government Instrumentalities; provided, that ZH shall use Commercially Reasonable Efforts to notify SeaWorld in advance of any discussions with potential debt or equity providers or any Government Instrumentalities or submissions thereto (and if it was not possible for ZH to provide such notification, ZH shall notify SeaWorld of such discussions or submissions as soon as reasonably possible thereafter), shall use pre-approved materials and talking points in any discussions and shall not make any representation, warranty or promise on SeaWorld’s behalf, except as expressly stated in the pre-approved materials and talking points;

(c)	any material deviation from the Concept Design as previously approved by SeaWorld to be included in the design, construction, start-up and commission or development of a Development; and

(d)	any other matter in this Agreement that is expressed to be subject to SeaWorld’s approval.

9.	LIAISON

9.1	During the Concept Design Phase, the Parties shall liaise regularly and schedule and attend coordination, planning, scheduling, review and status update meetings, whether hosted by ZH, SeaWorld, or any Project Consultant under their direct or indirect control. Commercially Reasonable Efforts by both Parties shall be made to coordinate such meetings and communicate critical milestones in advance so each Party has reasonable opportunity to participate in meetings, review documentation, and provide input and approval so as to not delay the work.

9.2	English language shall be used for and in connection with all Project documentation that SeaWorld has the right or obligation to review hereunder, including correspondence, contracts, plans, specifications, standards, and notifications between all Parties, unless required otherwise by law, and in which case an English language translation shall be provided to SeaWorld.

10.	VARIATIONS

10.1	ZH may at any time, by written notice to SeaWorld, request in any reasonable respect a Variation (a “ZH Variation Request”).

10.2	SeaWorld will consider each ZH Variation Request and promptly confirm in writing (a “SeaWorld Variation Confirmation”):

(a)	whether or not it is able to perform the proposed or affected Advisory and Support Services in accordance with the ZH Variation Request;

(b)	if it is unable to perform the proposed or affected Advisory and Support Services, how the ZH Variation Request could be amended so that SeaWorld can comply with the ZH Variation Request; and

(c)	the anticipated additional cost (the “Variation Costs”) and any effect on the program or schedule for the performance of any Variation, if any, which will be incurred by it if ZH decides to proceed with such Variation.

10.3	Upon receipt of a SeaWorld Variation Confirmation issued under Clause 10.2 or a SeaWorld Variation Request issued under Clause 10.5, ZH will promptly either:

(a)	confirm that the ZH Variation Request or SeaWorld Variation Request (as applicable) is instructed to be performed;

(b)	confirm that SeaWorld is not to proceed with the ZH Variation Request or SeaWorld Variation Request (as applicable); or

(c)	in the case of a SeaWorld Variation Request, propose amendments to such SeaWorld Variation Request for SeaWorld to consider and, if acceptable to SeaWorld, incorporate in a revised SeaWorld Variation Request.

10.4	ZH shall pay to SeaWorld, for the performance of any Variation which is confirmed in accordance with Clause 10.3, the applicable Variation Costs.

10.5	SeaWorld may at any time by written notice to ZH inform it of any circumstances that have arisen which may require a Variation and propose a form of variation request (a “SeaWorld Variation Request”) for such Variation together with the information required under Clause 10.2(c) which ZH shall consider in good faith and respond to in accordance with Clause 10.3.

10.6	Any Variation agreed to in writing by ZH in accordance with Clause 10.3 shall form part of the Advisory and Support Services.

11.	COMPENSATION AND EXPENSES

11.1	Exclusivity Payments

(a)	In consideration of SeaWorld agreeing to the exclusivity arrangements set out in Clause 3.1 (Exclusivity) until 31 December 2018, ZH shall pay SeaWorld:

(i)	for the period from the Effective Date until 31 December 2017, one million US Dollars (US$1,000,000) within thirty (30) Days of the Effective Date; and

(ii)	for the period from 1 January 2018 until 31 December 2018, one million five hundred thousand US Dollars (US$1,500,000) on or before 1 January 2018.

(b)	If ZH wishes to exercise its option to extend the exclusivity arrangements set out in Clause 3.1 (Exclusivity) until 31 December 2019, in consideration of SeaWorld agreeing to extend the Initial Exclusivity Period until such date, it shall pay SeaWorld one million five hundred thousand US Dollars (US$1,500,000) on or before 31 December 2018 (the “Exclusivity Extension Fee”).

(c)	If the Parties mutually agree to extend the Initial Exclusivity Period beyond 31 December 2019, the consideration payable to SeaWorld in respect of SeaWorld agreeing to such extended exclusivity period shall be as mutually agreed between the Parties.

11.2	Consulting and Design Fees

(a)	In consideration of SeaWorld agreeing to provide the Advisory and Support Services during the Initial Exclusivity Period and perform its other obligations under this Agreement, ZH shall pay SeaWorld:

(i)	for the period from the Effective Date until 30 June 2017, seven hundred fifty thousand US Dollars (US$750,000) within thirty (30) Days of the Effective Date;

(ii)	for the period from 1 July 2017 until 31 December 2017, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 July 2017;

(iii)	for the period from 1 January 2018 until 30 June 2018, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 January 2018;

(iv)	for the period from 1 July 2018 until 31 December 2018, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 July 2018;

(v)	for the period from 1 January 2019 until 30 June 2019, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 January 2019; and

(vi)	for the period from 1 July 2019 until 31 December 2019, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 July 2019.

(b)	In addition to the fees payable to SeaWorld in consideration for Advisory and Support Services as provided in Clause 11.2(a), for the Initial Exclusivity Period ZH shall pay to SeaWorld a travel stipend (“Base Travel Stipend”) of One Hundred Thousand United States Dollars (US$100,000) per year (to be pro-rated for periods less than a full year), payable within thirty (30) Days of the Effective Date for the first year and on or prior to January 31 for each year thereafter for international and domestic travel.

(c)	SeaWorld shall otherwise be responsible for all third party costs (other than travel) incurred by SeaWorld in connection with the performance of the Advisory and Support Services.

(d)	Notwithstanding the foregoing, in the event that SeaWorld is required to undertake more than eight (8) international manned trips per year or extraordinary travel (including, by way of example, multiple trips for the purpose of meeting with Governmental Instrumentalities or financing sources), the Parties agree to discuss in good faith reimbursement of travel expenses above and beyond the Base Travel Stipend.

(e)	All travel by SeaWorld’s personnel covered by the Base Travel Stipend (including for travel over and above that covered by the Base Travel Stipend, if mutually agreed) shall take place in accordance with the following guidelines and principles:

(i)	business class airfare for flights longer than six (6) hours;

(ii)	accommodation in four (4) star or better hotels; and

(iii)	daily living expenses equal to the U.S. Department of State foreign per diem allowance found at https://aoprals.state.gov/web920/per_diem.asp.

(f)	Any cost reimbursements (including for travel) to be provided following the Initial Exclusivity Period shall be negotiated by the Parties in good faith together with the negotiation of the scope and remuneration of the Advisory and Support Services to be provided by SeaWorld following the Initial Exclusivity Period.

(g)	For the avoidance of doubt, the Parties hereby acknowledge and agree that at all times the Advisory and Support Services are being performed hereunder:

(i)	for SeaWorld’s advice and input into the Project based on its know-how and knowledge related to its existing facilities of a similar nature; and

(ii)	for the Advisory and Support Services (as described in Clause 6.1 (SeaWorld’s Obligations – Concept Design Phase)) as opposed to itemizable deliverables related to each Advisory and Support Service.

(h)	The Parties hereby acknowledge and agree that any payments made to SeaWorld pursuant to this Agreement are in respect of SeaWorld’s time, effort and availability in providing the Advisory and Support Services and are not made on a workmen for hire or similar basis.

11.3	Payment Details

(a)	All payments made under this Agreement shall be made on the date due if it is a Business Day, and where the date for payment does not fall on a Business Day, it shall be made on the next Business Day following the due date for payment. All payments to SeaWorld shall be wire transferred to SeaWorld as follows:

Account name:             SeaWorld Parks & Entertainment International

Account number:          #############

Bank name:                  Bank of America, N.A.

Bank address:              100 West 33rd Street, New York, NY 10001

SWIFT code:                BOFAUS3N

(b)

All taxes levied on SeaWorld in connection with this Agreement by any government or taxing authority shall be borne by SeaWorld. If any taxes are required to be withheld or deducted from payments to SeaWorld in accordance with Applicable Laws, ZH shall cooperate with SeaWorld to apply the lowest withholding tax rate for which SeaWorld is eligible under Applicable Laws and/or relevant tax treaty. ZH shall pay any amounts withheld by ZH in connection with this Agreement to the relevant tax authorities in a timely manner, and shall promptly furnish to SeaWorld a copy of an official receipt evidencing the payment in full of the amount so withheld or deducted by ZH. At the request of SeaWorld, ZH shall forward to SeaWorld a copy of any correspondence filed with government and taxing authorities directly relating to the reporting and/or payment of withholding taxes due on account of payments made to SeaWorld hereunder. ZH shall provide to SeaWorld such reasonable assistance as SeaWorld may request in connection with any claim by SeaWorld for a credit or refund of such withholding taxes. Each Party agrees to cooperate and work together with the other Party to minimize any taxes that may be payable pursuant to this Agreement, including making efforts to establish the most tax efficient and optimal transaction structures. ZH acknowledges that the terms outlined in this Clause 11.3(b) are specific to this Agreement, and both Parties will negotiate in good faith the appropriate terms related to taxation in the Park Specific Agreement.

(c)	In the event that any payment due under this Agreement is not paid within thirty (30) Days after the date due, and without limiting any other remedy of SeaWorld, ZH shall pay SeaWorld interest thereon at a rate equal to the United States prime rate, as reported from time to time in The Wall Street Journal or any successor publication, plus two percent (2%) per annum (or, if less, the maximum permissible by law) and calculated from the date on which such payment was due until the date on which such payment was paid.

(d)	ZH undertakes to (i) apply with the relevant authorities for approvals on the relevant payments in accordance with the provisions of this Agreement, (ii) ensure that no delay in payment will occur for reasons attributable to ZH, and (iii) use its best efforts to ensure that payment is made as soon as possible, including promptly signing all documents and taking all actions required by the relevant authorities for approving the relevant payments.

12.	INSURANCE

12.1	Insurance Requirements

(a)	ZH, at its sole cost and expense, shall obtain and maintain in effect, or procure the obtaining and maintenance in effect of, at a minimum, general liability insurance with insurers rated A- by A.M. Best Company or Standard & Poor’s or higher and on terms (including limits) no worse than those obtainable in accordance with good industry practice and otherwise as required by Applicable Legal Requirements, provided that any such insurance provided by or on behalf of ZH may be changed at the annual expiry date of such policy.

(b)	Nothing in this Agreement shall be construed to:

(i)	prevent ZH, at its sole cost and expense, from procuring insurance coverage in addition to the coverage required by this Agreement; or

(ii)	refer to insurance policies with coverage other than general liability insurance.

12.2	Failure to Obtain Insurance

(a)	Where, other than due to the act or omission of ZH, any of the insurances required to be effected in accordance with this Clause 12 (Insurance) cease to be available on commercially reasonable terms (or at all), within seven (7) Days of becoming aware that such policy will no longer be available on commercially reasonable terms (or at all), ZH shall inform SeaWorld and the Parties shall, in good faith, seek to agree the means by which the relevant risk should be managed (including alternative levels of cover, self-insurance and/or amendment to this Agreement) so as to try and keep the Parties in a position which is to the extent possible, no worse than the Parties were in prior to the relevant insurance ceasing to be available.

(b)	The Parties shall, on a periodic basis and no less frequently than once in every five (5) years meet to discuss whether the terms and coverage of the insurances required to be taken out and maintained pursuant to this Clause 12 (Insurance) remain appropriate and agree, in good faith, any amendments required so as to keep the Parties in a position which is no worse than the position that the Parties were in when the insurances were first to be taken out in accordance with this Agreement.

12.3	Contractor Policies

For the avoidance of doubt, and notwithstanding anything to the contrary in any Park Specific Agreement, ZH shall use Commercially Reasonable Efforts to require the Design Firm to name both of the Parties hereto and their relevant Affiliates as additional insureds on the Design Firm’s liability policies.

13.	INDEMNITIES

13.1	Indemnification by ZH

(a)	Except to the extent of the negligence or willful misconduct by SeaWorld or a SeaWorld Party, ZH shall defend and indemnify SeaWorld and each SeaWorld Party from and against any and all Loss suffered or incurred by SeaWorld or a SeaWorld Party resulting from or arising out of the death or personal injury to any person in the employment of ZH or any ZH Party or the loss of or damage to any tangible property of ZH or any ZH Party.

(b)	Except to the extent of the negligence or willful misconduct by SeaWorld or a SeaWorld Party, ZH shall defend and indemnify SeaWorld and each SeaWorld Party from and against any and all Loss suffered or incurred by SeaWorld or a SeaWorld Party resulting from or arising out of:

(i)	any damage to, loss of or loss of use of any Third Party property;

(ii)	any personal injury to or death of any Third Party;

(iii)	except to the extent that SeaWorld is obligated to indemnify ZH pursuant to Clause 13.2, any claims of Third Parties against SeaWorld or a SeaWorld Party resulting from ZH’s performance of its obligations or exercise of its rights under this Agreement;

(iv)	any claims of Third Parties against SeaWorld or a SeaWorld Party that the use of the Project Materials and the Project IP in connection with the Developments and as authorized by ZH infringes, violates or misappropriates any Intellectual Property rights of a Third Party; or

(v)	any claims of Third Parties against SeaWorld or a SeaWorld Party relating to ZH’s, a ZH Party’s or Project Consultant’s unauthorized use of the SeaWorld Marks, the SeaWorld IPR or the SeaWorld Know-How, in each case, to the extent caused by ZH or a ZH Party.

13.2	Indemnification by SeaWorld

(a)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party, SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of the death or personal injury to any person in the employment of SeaWorld or a SeaWorld Party or the loss of or damage to any tangible property of SeaWorld or a SeaWorld Party.

(b)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party, SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of:

(i)	any damage to, loss of or loss of use of any Third Party property; or

(ii)	any personal injury to or death of any Third Party;

(iii)	except to the extent that ZH is obligated to indemnify SeaWorld pursuant to Clause 13.1 and subject to Clause 6.3(a), any claims of Third Parties against ZH or a ZH Party resulting from SeaWorld’s performance of its obligations or exercise of its rights under this Agreement, including SeaWorld’s provision of the Advisory and Support Services; or

(iv)	any claims of Third Parties against ZH or a ZH Party relating to SeaWorld’s or a SeaWorld Party’s unauthorized use of the Project IP or ZH IPR, in each case, to the extent caused by SeaWorld or a SeaWorld Party.

(c)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party or where this indemnity is excluded by clause 15.1(d), SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of any claims of Third Parties against ZH or a ZH Party that the use of the SeaWorld Marks, the SeaWorld IPR or the SeaWorld Know-How relating to the Developments and as authorized by SeaWorld infringes, violates or misappropriates any Intellectual Property rights of a Third Party.

13.3	Indemnification Procedures

A Party who desires to exercise its rights to indemnification under this Agreement (an “Indemnitee”) shall promptly notify the other Party who is obligated under this Agreement to provide such indemnification (an “Indemnitor”) of any Loss or claim for Loss or other matter for which indemnification is sought and shall deliver to the Indemnitor copies of process and pleadings or other document making a claim, and shall otherwise provide such cooperation as may be reasonably requested by the Indemnitor (however, a failure to provide any such notification or cooperation shall not affect any rights to indemnification except to the extent that the Indemnitor has been prejudiced thereby). Within five (5) Days after receipt of such notice, the Indemnitor shall undertake the defense of each such claim with counsel that has been approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. If the Indemnitor undertakes the defense of a claim in the manner required by this Clause 13.3, the Indemnitee nonetheless may also, at its own expense, engage separate counsel and participate in the defense of any claim brought against it. If the Indemnitor fails to undertake and sustain the defense of any claim in the manner required by this Clause 13.3, the Indemnitee may engage separate counsel, pay, settle or otherwise finally resolve such claim for the account and at the risk and expense of the Indemnitor; provided, however, that any payment, settlement or final resolution otherwise received by the Indemnitee shall to the extent so received release the Indemnitor from liability for such claim. Notwithstanding anything herein to the contrary, no settlement or consent to any judgment, award or decree may be made that (i) does not unconditionally release the Indemnitee of all liability, or (ii) require the Indemnitee to make an admission of fault, in each case, without the Indemnitor’s prior written consent.

13.4	Required Disclosures

The Indemnitor shall keep the Indemnitee informed in reasonable detail of the progress of any claim or other matter for which indemnification is sought. Each Party hereto shall, subject to such confidentiality restrictions or other conditions as may be reasonably imposed, provide to the other Party hereto copies of such documents as are reasonably required to enable the other Party to make a reasonable determination respecting its indemnification rights and obligations hereunder. No proposed settlement agreement or other consensual resolution which could result in any liability or further claim against an Indemnitee shall be agreed to by the Indemnitor without the prior approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed. Termination of this Agreement shall not affect the continuing obligations of each of the Parties as Indemnitors hereunder.

13.5	Mitigation

The Indemnitee shall:

(a)	make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any Loss it incurs as a result of a matter giving rise to a claim and nothing in this Clause 13 (Indemnities) in any way restricts or minimizes this obligation or the Indemnitee’s general obligation to mitigate a Loss which it may incur as a result of a matter giving rise to a claim; and

(b)	not encourage or promote any claim by any Third Party in relation to any event or occurrence.

The provisions of this Clause 13.5 (Mitigation) apply to the indemnified Party in respect of every indemnity under this Agreement

14.	LIABILITY

14.1	Total Liability

Subject to Clause 14.3 (Exceptions), the total liability of each Party in relation to this Agreement, including as a result of breach of contract howsoever arising, including tort, claims in negligence and statutory duty, is limited to an amount equal to two (2) times the amount received by SeaWorld pursuant to Clauses 11.1 (Exclusivity Payments) and 11.2(a) (Consulting and Design Fees) of this Agreement.

14.2	Special, Consequential or Punitive Damages

Subject to Clause 14.3 (Exceptions), in connection with this Agreement, neither Party shall be liable to the other Party for special, consequential, or punitive damages or indirect costs or expenses or indirect loss of profits.

14.3	Exceptions

The limitations on liability in this Clause 14 will not apply to:

(a)	any liability for gross negligence, fraud, willful default, fraudulent misrepresentation, or willful misconduct;

(b)	amounts required to be paid to Third Parties by the applicable Indemnitor pursuant to Clause 13 (Indemnities);

(c)	death or personal injury caused by the negligence of either Party; or

(d)	any other liability for which a Party may not exclude or limit its liability under Applicable Laws.

14.4	Mitigation

Nothing in this Clause 14 shall restrict or limit either Party’s general obligation to mitigate a Loss it may suffer or incur as a result of an event that may give rise to a claim under this Agreement.

15.	INTELLECTUAL PROPERTY

15.1	Ownership of Intellectual Property

(a)	Except as expressly set forth herein, nothing in this Agreement shall operate as a transfer of any Intellectual Property belonging to either Party. Without limiting the generality of the foregoing, as between SeaWorld and ZH:

(i)	all of SeaWorld’s and its Affiliates’ Intellectual Property existing as of the date of signature of this Agreement and any derivatives or improvements, except for the ZH Improvements, of the foregoing or Intellectual Property that is created by SeaWorld or its Affiliates for projects other than the Project, or that is otherwise created by SeaWorld or its Affiliates outside the scope of work contemplated by this Agreement or any Park Specific Agreement during the Term (collectively, “SeaWorld IPR”) are exclusively owned by SeaWorld or its Affiliates; and

(ii)	all of ZH’s and its Affiliates’ Intellectual Property existing as of the date of signature of this Agreement and any derivatives or improvements of the foregoing or, subject to Clause 15.1(a)(i) above, Intellectual Property that is created by ZH or its Affiliates for projects other than the Project, or that is otherwise created by ZH or its Affiliates outside the scope of work contemplated by this Agreement or any Park Specific Agreement during the Term (collectively, “ZH IPR”) are exclusively owned by ZH or its Affiliates, and under no circumstances shall either ZH acquire or assert any Intellectual Property in the SeaWorld IPR or shall SeaWorld acquire or assert any Intellectual Property in the ZH IPR, except as expressly set out in this Agreement and with respect to ZH Improvements (subject to Clause 15.1(c) below). Except with respect to ZH Improvements (subject to

Clause 15.1(c) below), to the extent that any rights in the SeaWorld IPR vest in ZH, ZH hereby assigns all its right, title and interest in and to all Intellectual Property in the SeaWorld IPR to SeaWorld. To the extent that any rights in the ZH IPR vest in SeaWorld, SeaWorld hereby assigns all its right, title and interest in and to all Intellectual Property in the ZH IPR to ZH. For the avoidance of doubt, the Parties acknowledge and agree that: (A) any Intellectual Property created by SeaWorld or its Affiliates for projects other than the Project, or that is otherwise created by SeaWorld or its Affiliates outside the scope of work contemplated by this Agreement or any Park Specific Agreement, shall be owned solely by SeaWorld or its Affiliates; and (B) subject to Clause 15.1(a)(i) above, any Intellectual Property created by ZH or its Affiliates for projects other than the Project, or otherwise created by ZH or its Affiliates outside the scope of work contemplated by this Agreement or any Park Specific Agreement, shall be owned solely by ZH or its Affiliates.

(b)	Except for the SeaWorld IPR and ZH IPR, the Parties acknowledge that all Intellectual Property developed in the Project Materials (as defined below) or created or developed specifically for the Project (collectively the “Project IP”), shall be owned by ZH and to the extent that any such rights in the Project IP vest in SeaWorld or its Affiliates, SeaWorld hereby assigns, or shall procure the assignment of, all of right, title and interest in or to the Project IP to ZH. Subject to the terms and conditions of this Agreement:

(i)	during the Term, ZH hereby grants to SeaWorld an exclusive, irrevocable, royalty-free, fully paid-up, sublicensable license to use, in connection with Theme Parks, Interactive Parks or Waterparks, outside the Territory:

(A)	the Project IP to the extent of ZH and its Affiliates’ ownership thereof (excluding any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and, for avoidance of doubt, excluding Intellectual Properties not developed specifically for the Licensed Parks (e.g., a Monkey King themed Attraction)); and

(B)	any ZH IPR embedded within such Project IP, upon which such Project IP is based or derived, or without which SeaWorld could not exercise the preceding license to Project IP without infringing the rights of ZH or any Third Party (excluding any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and, for avoidance of doubt, excluding Intellectual Properties not developed specifically for the Licensed Parks (e.g., a Monkey King themed Attraction)); and

(ii)	following the expiration or termination of this Agreement where such termination is through no fault of SeaWorld, ZH hereby grants to SeaWorld (1) an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable license to use, in connection with Theme Parks, Interactive Parks or Waterparks, outside the Territory and (2) a nonexclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable license to use in connection with Theme Parks, Interactive Parks or Waterparks, inside the Territory:

(A)	the Project IP to the extent of ZH and its Affiliates’ ownership thereof (excluding any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and, for avoidance of doubt, excluding Intellectual Properties not developed specifically for the Licensed Parks (e.g., a Monkey King themed Attraction)); and

(B)	any ZH IPR embedded within such Project IP, upon which such Project IP is based or derived, or without which SeaWorld could not exercise the preceding license to Project IP without infringing the rights of ZH or any Third Party (excluding any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and, for avoidance of doubt, excluding Intellectual Properties not developed specifically for the Licensed Parks (e.g., a Monkey King themed Attraction)).

ZH shall use Commercially Reasonable Efforts to procure that in all agreements between ZH and Third Parties involved in the development of the Project IP, ZH or one of its Affiliates shall be designated as the owner of the Project IP and have appropriate rights to grant this license to SeaWorld. SeaWorld acknowledges and agrees that license of the Project IP and ZH IPR in the immediately preceding sentence is on an “as is” basis, without any representation, warranty or covenant, express or implied, by ZH, including with respect to infringement of any Third Party Intellectual Property, and SeaWorld waives any and all claims based upon its exploitation of the Project IP and ZH IPR unless such claims are based upon ZH’s fraud or willful misconduct.

(c)	As between the Parties, any and all ZH Improvements shall be owned by ZH and shall be included in the ZH IPR; provided, that under no circumstances shall ZH be entitled to, or be deemed to acquire, any rights in the SeaWorld IPR on which the ZH Improvement is based, from which the ZH Improvement is derived, or without which the ZH Improvement cannot operate, function or be exploited as intended. Subject to the terms and conditions of this Agreement, ZH hereby grants to SeaWorld:

(i)	an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable, sublicensable license to use any ZH Improvements:

(A)	outside of the Territory for any use or purpose during the Term or following termination due to SeaWorld’s default; and

(B)	anywhere in the world for any use or purpose following expiry or termination through no fault of SeaWorld; and

(ii)	a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable license to use any ZH Improvements inside the Territory during the Term in order to provide services and information to ZH, its Affiliates and Project Consultants.

SeaWorld acknowledges and agrees that the license of ZH Improvements in the immediately preceding sentence is on an “as is” basis, without any representation, warranty or covenant, express or implied, by ZH, including with respect to infringement of any Third Party Intellectual Property, and SeaWorld waives any and all claims based upon its exploitation of the ZH Improvements unless such claims are based upon ZH’s fraud or willful misconduct.

(d)	SeaWorld acknowledges that ZH, or its Affiliates, are the owners of the ZH IPR and Project IP and will not directly or indirectly challenge or contest ZH’s, and its Affiliates’, ownership of the Project IP and any ZH IPR licensed to SeaWorld under this Agreement in any jurisdiction. Subject to the terms and conditions of this Agreement, following the expiration or termination of this Agreement, where such termination is through no fault of ZH, SeaWorld hereby grants to ZH a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, non-sublicensable (except as to any ZH Affiliate) license to use any SeaWorld IPR and SeaWorld Know-How embedded within such Project IP, upon which such Project IP is based or derived, or without which ZH could not exercise its rights to Project IP without infringing the rights of SeaWorld or any Third Party. ZH acknowledges and agrees that the license of the SeaWorld IPR and SeaWorld Know-How in the immediately preceding sentence is on an “as is” basis, without any representation, warranty or covenant, express or implied, by SeaWorld, including with respect to infringement of any Third Party Intellectual Property, and ZH waives any and all claims based upon its exploitation of the SeaWorld IPR and SeaWorld Know-How unless such claims are based upon SeaWorld’s fraud or willful misconduct.

(e)	ZH shall have the sole and exclusive right to engage in any registration, prosecution, filing or maintenance action (“Registration Action”) with respect to any Project IP with any Governmental Instrumentality anywhere in the world; provided, that if ZH elects not to take a Registration Action outside of the Territory with respect to any Project IP (i) SeaWorld may direct ZH to take such Registration Action, so long as SeaWorld reimburses ZH for all costs in relation thereto, or (ii) ZH may elect to allow SeaWorld take such Registration Action on ZH’s behalf, in ZH’s name and at SeaWorld’s sole cost and expense, in which case ZH shall reasonably cooperate with SeaWorld at SeaWorld’s sole cost and expense.

15.2	License of SeaWorld Marks

(a)	Subject to the restrictions, limitations, reservations, terms, conditions and SeaWorld’s approval rights, each to the extent expressly set forth in this Agreement, and in consideration for the fees payable to SeaWorld under this Agreement, SeaWorld grants to ZH, or procures the grant to ZH of, and ZH hereby accepts for the Term of this Agreement an exclusive (during the Initial Exclusivity Period and subject to Clause 3 (Exclusivity)), non-transferable (except as expressly provided herein), non-sublicensable (except as expressly provided herein), irrevocable (subject to SeaWorld’s termination and suspension rights hereunder), license in the Territory to use the trademarks set forth on Schedule 2 and any successor trademarks thereto (the “SeaWorld Marks”):

(i)	in connection with its discussions with relevant governmental authorities on matters relating to this Agreement and the projects contemplated hereby; and

(ii)	in connection with its discussions with potential sources of equity and debt financing for the projects contemplated by this Agreement, using a pre-approved script; and

(iii)	otherwise as necessary to receive the Advisory and Support Services;

provided, that, for the avoidance of doubt, the exclusive nature of this license grant shall not prevent SeaWorld from using the SeaWorld Marks in the Territory in connection with: (A) the marketing of other SeaWorld Parks located outside the Territory or (B) the cross-marketing of the Licensed Parks with SeaWorld’s other parks located outside the Territory and ZH acknowledges that Schedule 2 hereto contains a summary from SeaWorld of the current status of certain trademark registrations in the Territory by SeaWorld or its Affiliates and potential qualifications on ZH’s use of such trademarks.

(b)	SeaWorld shall register, maintain, prosecute and enforce its rights in the SeaWorld Marks in a manner consistent with how it would register, maintain, prosecute, protect or enforce its rights in the Territory with respect to the SeaWorld Marks as if SeaWorld were developing a wholly-owned theme park or waterpark branded with the SeaWorld Marks in the Territory, but in any event, using no less than all Commercially Reasonable Efforts. SeaWorld shall provide ZH with regular updates on a reasonable basis regarding SeaWorld’s registration and prosecution actions with respect to the SeaWorld Marks within the Territory. ZH agrees to render all reasonable assistance, at SeaWorld’s sole cost and expense, in connection with such prosecution and enforcement. SeaWorld shall retain the sole and exclusive right to register, maintain and prosecute the SeaWorld Marks and associated trademarks in the Territory (and ZH shall agree to exclude any rights it has to register, maintain and prosecute the SeaWorld Marks under Applicable Law), however, subject to SeaWorld’s obligation in the first sentence of this Clause 15.2(b), if SeaWorld elects not to take a registration, maintenance or prosecution action within the Territory with respect to the SeaWorld Marks, ZH may direct SeaWorld to take such action, so long as ZH reimburses SeaWorld for all costs in relation thereto.

(c)	If notwithstanding the actions referred to in sub-clause (b) above, the Parties (acting reasonably) agree:

(i)	not to proceed with further efforts to register, maintain, prosecute and enforce SeaWorld’s rights in any of the trademarks that comprise the SeaWorld Marks in the Territory; and

(ii)	the absence of such rights precludes the use of such trademarks in the Development,

then the Parties shall, unless ZH exercises its rights pursuant to Clause 19.5(c) (Other Termination Events), as promptly as possible meet in good faith to agree on a strategy for developing and registering alternative trademarks in the Territory as closely as reasonably possible to such trademarks in order to enable ZH to proceed with the enjoyment of its rights under this Agreement.

(d)	ZH shall not authorize the SeaWorld Marks to be used except as expressly authorized pursuant to this Agreement. Except as expressly agreed upon in writing or pursuant to Clause 23.5 (Assignment), ZH shall have no right to sell, assign or in any way dispose of or encumber the right or license to use the SeaWorld Marks, or to grant any sublicenses with respect to any right, license or use of the SeaWorld Marks. Any attempt to transfer such rights shall be deemed null and void and shall entitle SeaWorld, in its sole discretion, to seek any and all legal or equitable remedies available to it.

(e)	ZH acknowledges that SeaWorld, or its Affiliates, are the owners of the SeaWorld IPR and SeaWorld Brand Marks and will not:

(i)	directly or indirectly challenge or contest:

(A)	SeaWorld’s, and its Affiliates’, ownership of:

(I)	the SeaWorld Brand Marks; and

(II)	SeaWorld IPR related to the subject matter of, and in existence as of the termination or expiration of, this Agreement; or

(B)	the validity of any trade mark registration covering the SeaWorld Brand Marks in any jurisdiction;

(ii)	unless expressly authorized pursuant to a Park Specific Agreement, apply for registration of a SeaWorld Brand Mark in any country or apply for, or obtain, registration of any trade or service mark or domain name in any country which consists of, or comprises, or is confusingly similar to, a SeaWorld Brand Mark; or

(iii)	use any trademark which consists of, or comprises, or is confusingly similar to, a SeaWorld Brand Mark or which it is aware that is the subject of a subsisting US trade mark registration or application owned by SeaWorld or its Affiliates without the express written permission of SeaWorld pursuant to the terms of this Agreement or a Park Specific Agreement.

(f)	Prior to any meeting with any Government Instrumentality or the issuance of any press release or public announcement for the purpose of disclosing a Development for the first time, the Parties will coordinate the registration of domain names and social media accounts incorporating the SeaWorld Marks and any other trademarks included in the SeaWorld IPR.

15.3	Provision and License of SeaWorld Know-How and other SeaWorld IPR

(a)	Subject to the terms and conditions of this Agreement and in consideration for the fees payable to SeaWorld under this Agreement:

(i)	SeaWorld shall make available to ZH Know-How owned by SeaWorld and its Affiliates that is relevant to the Project (“SeaWorld Know-How”) and other SeaWorld IPR, acting in accordance with that degree of knowledge, diligence, skill and care which would:

(A)	reasonably be expected from a skilled and experienced owner of theme parks, waterparks or Interactive Parks, as applicable, engaged in services similar to the services to be provided under the Agreements for a project of a similar size, scope and complexity to the Project; and

(B)	be consistent with the manner in which SeaWorld would undertake such services for a project of a similar size, scope and complexity to the Project, as if such Developments were being developed for SeaWorld’s ownership; and

(ii)	ZH, its Affiliates and Project Consultants may make use of the SeaWorld Know-How solely to prepare materials in relation to the Project, including the Concept Design and Development Analysis (the “Project Materials”).

(b)	Subject to the terms and conditions of this Agreement, and in consideration for the fees payable to SeaWorld under this Agreement, SeaWorld hereby grants to ZH:

(i)	subject to Clause 15.3(c) below, an exclusive (during the Initial Exclusivity Period and subject to Clause 3), irrevocable (subject to SeaWorld’s termination and suspension rights hereunder) non-transferable (except as expressly set forth herein), and non-sublicensable (except as otherwise provided for in paragraph (ii)) license in the Territory; and

(ii)	the right to sublicense the rights granted in Clause 15.3(b) to its Affiliates and Project Consultants to the extent necessary to enable such Affiliates and Product Consultants to provide goods and services back to ZH solely for the purpose of enabling the ZH to exercise its rights in Clause 15.3(b), to copy, adapt, translate, modify, enhance, maintain, further develop, prepare derivative works or otherwise alter, use and exploit the SeaWorld Know-How, and any other SeaWorld IPR, solely for the purposes of creating the Project Materials and as necessary for receiving the Advisory and Support Services.

(c)	Notwithstanding anything to the contrary in this Clause 15.3, as an exception to the exclusivity of the foregoing license, SeaWorld shall be permitted to share SeaWorld Know-How in the Territory with Third Parties, to the extent such Know-How relates to animal health, safety or care or guest health or safety; provided, further, that (x) SeaWorld shall not operate or promote such sharing of Know-How as a for-profit business in the Territory, and (y) SeaWorld shall keep ZH reasonably informed of such activities.

(d)	Neither SeaWorld nor any of its Affiliates has granted any license to any other Person to use the SeaWorld IPR, SeaWorld Marks or SeaWorld Know-How for the development of theme parks, Interactive Parks or water parks in the Territory (other than joint marketing arrangements or agreements for the provision of know-how or as described in Clause 15.3(c) above), and except as disclosed on Schedule 2 none of SeaWorld or its Affiliates has exercised any right or taken any other action which could reasonably be expected to derogate, impair, compete or conflict with the rights granted to ZH hereunder in any material respect.

15.4	Miscellaneous

(a)	Each Party will ensure that their agreements with their employees, consultants and contractors contain appropriate assignments and licenses of Intellectual Property to give full effect to this Clause 15 and shall promptly procure, execute and deliver, at its own expense, such documents and perform such acts as may be required for the purpose of giving full effect to this Clause 15.

(b)	The Parties agree that the Know-How shared from SeaWorld to ZH, and the Know-How developed as Project IP shall each be subject to the provisions of Clause 23.10 (Confidentiality).

16.	REPRESENTATIONS AND WARRANTIES

16.1	Each Party hereby represents and warrants to the other that, as of both the date of signature of this Agreement (but excluding any corporate approvals referred to in Clause 2 (Effective Date)) and the Effective Date, the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and this Agreement constitutes and, upon execution and delivery thereof, will constitute, the valid, binding and enforceable obligation of such Party, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar laws now or hereafter in effect relating to or affecting creditor’s rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity.

16.2	Each Party hereby represents and warrants to the other that, as of both the date of signature of this Agreement and the Effective Date, except as disclosed on Schedule 2, there is no pending or, to the best of their knowledge after making due inquiries, threatened, action, suit, investigation, arbitration or other proceeding that would impair the ability of either Party or their respective Affiliates to perform their obligations under this Agreement.

16.3	Schedule 2 (as may be updated by mutual agreement from time to time after the Effective Date) sets forth a true and correct list of certain trademarks related to the “SeaWorld” name that have been registered or applied for by SeaWorld and its Affiliates in the Territory as of the date of signature of this Agreement and, to the extent any change has occurred to such Schedule 2, as of the Effective Date.

17.	FORCE MAJEURE

17.1	Notice of an Event of FM

If any Party hereto is affected by an Event of FM, it shall give written notice as soon as reasonably practicable after becoming aware thereof to the other Party. The affected Party shall likewise immediately notify the other Party in writing and, in any event, within seven (7) Business Days, when the Event of FM has ceased.

17.2	Consequences of an Event of FM

(a)	If an Event of FM shall prevent the total or partial performance of any of the obligations of either Party under this Agreement, then the Party claiming the Event of FM shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the Event of FM, the Party claiming the Event of FM shall use Commercially Reasonable Efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Event of FM.

(b)	Paragraph (a) above shall not, however, excuse or release

(i)	the Party claiming the Event of FM from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of the Event of FM or obligations not affected by the Event of FM; or

(ii)	either Party from any payment obligation that has become due and payable in accordance with this Agreement, unless the Event of FM suspends or prevents all practical means of payment, in which case the paying Party shall deposit any such blocked funds to the credit of the other Party in a bank or banks or other depository within the PRC as may be designated in writing by the other Party, or pay them promptly to such Persons or entities as the other Party may designate in writing (provided such payment is not also restricted).

(c)	Unless this Agreement shall have been terminated pursuant to Clause 19.4 (Termination following a Prolonged Event of FM), a Party excused from performance by the occurrence of an Event of FM shall continue its performance under this Agreement when the effects of the Event of FM are removed.

18.	[NOT USED]

19.	TERM, SUSPENSION AND TERMINATION

19.1	Term of Agreement

The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect:

(a)	until the expiry of the Initial Exclusivity Period (as it may be extended as mutually agreed to by both Parties); or

(b)	to the extent the Parties agree to enter into Park Specific Agreements, the date upon which the last Park Specific Agreement expires or terminates,

in each case, unless terminated earlier in accordance with the provisions of Clause 19 (the “Term”).

19.2	Suspension

Without prejudice to SeaWorld’s rights under Clause 19.3 (Termination following an Event of Termination), in the event that ZH fails to pay SeaWorld any amount due and payable to SeaWorld pursuant to this Agreement within thirty (30) Days of the Day on which such amount should be paid in accordance with the terms of this Agreement, SeaWorld shall have the right, upon written notice to ZH, to suspend the performance of the Advisory and Support Services under this Agreement until such amount has been paid to SeaWorld.

19.3	Termination following an Event of Termination

(a)	Upon the occurrence of an Event of Termination stated under paragraphs (a)(i) or (b)(ii) of the definition of Event of Termination, the non-defaulting Party may give a default notice to the other Party specifying in reasonable detail the Event of Termination and requiring the defaulting Party to remedy the Event of Termination referred to in such default notice within ninety (90) Days of such notice (or such longer period as may be agreed by the non-defaulting Party in its absolute discretion). If the defaulting Party has failed to cure the Event of Termination to the satisfaction of the non-defaulting Party by the end of such ninety (90) Day period (or such longer period as may have been agreed by the non-defaulting Party in its absolute discretion), the non-defaulting Party shall be entitled to terminate this Agreement forthwith on written notice with effect from such date as specified in the notice.

(b)	Upon the occurrence of an Event of Termination stated under paragraphs (a), (a)(iii), (a)(iv), (a)(v) or (b)(vi) of the definition of Event of Termination, the Party that did not experience the Event of Termination shall be entitled to terminate this Agreement upon notice and with immediate effect.

19.4	Termination following a Prolonged Event of FM

(a)	Subject to paragraph (b) below, either Party may terminate this Agreement if an Event of FM prevents it or the other Party from performing its obligations for an aggregate period of one (1) year.

(b)	The period provided for in paragraph (a) above shall be reduced to one hundred and twenty (120) Days if the Party seeking to terminate the Agreement can demonstrate that there is no reasonable prospect of the relevant Event of FM being cured.

(c)	If a Party has the right to terminate this Agreement pursuant to paragraph (a) above (subject to paragraph (b) above), it may give notice (the “FM Termination Notice”) to the other Party, specifying in reasonable detail the Event of FM giving rise to the FM Termination Notice and the date on which the Party giving the FM Termination Notice proposes to terminate this Agreement, which date shall be fourteen (14) Days after the date of such FM Termination Notice. Upon the occurrence of the termination date set out in the FM Termination Notice, this Agreement shall, subject to Clause 1.1 (Termination for Convenience), terminate unless the Parties have agreed to extend such date.

19.5	Other Termination Events

(a)	If the Parties have not entered into the Park Specific Agreements for the first Development by the end of the Initial Exclusivity Period, either Party may terminate this Agreement upon ninety (90) Days’ written notice; provided, however, the period to enter into the Park Specific Agreements for the first Development may be extended by consent of both Parties. For the purposes of this Clause 19.5(a), Park Specific Agreements shall mean the following agreements, or their functional equivalents: the design and construction advisory agreement, the license agreement, the operations agreement and the animal loan and services agreement.

(b)	If the Effective Date has not occurred by March 31, 2017, either Party may terminate this Agreement immediately upon written notice. For the avoidance of doubt, following such termination none of the rights and obligations of the Parties under this Agreement shall survive such termination and neither Party shall be liable to the other Party for any Loss in any respect whatsoever.

(c)	ZH may terminate this Agreement at any time between [ * * * ], at ZH’s option, by giving at least thirty (30) Days’ advance written notice in the event that ZH determines, acting reasonably, that SeaWorld will be unable to obtain trademark registration in China in class 41 for the mark “SEA WORLD,” unless SeaWorld is diligently pursuing the registration of such trademarks and can demonstrate a reasonable likelihood of success.

(d)	The Parties acknowledge that termination by either Party pursuant to this Clause 19.5 shall not be interpreted or construed as termination due to the other Party’s fault.

19.6	Termination for Convenience

ZH may terminate this Agreement at any time on or prior to 31 December, 2019, at ZH’s option and for any reason, by giving at least six (6) months’ advance notice of termination to SeaWorld specifying an effective date of termination that is no later than 31 December, 2019.

19.7	Consequences of Early Termination

Subject to Clauses 19.8 (Payments on Termination) and 19.9 (Return of the Parties’ IPR), in the case of termination of the Agreement prior to expiry of the Term both Parties shall immediately cease all further performance of their respective obligations to be performed under this Agreement.

19.8	Payments on Termination

(a)	If at any time this Agreement is terminated:

(i)	by:

(A)	ZH pursuant to Clause 19.3 (Termination following an Event of Termination);

(B)	SeaWorld pursuant to Clause 19.3 (Termination following an Event of Termination) following the occurrence of an Event of Termination stated under paragraphs (b)(iv) to b(vi) of the definition of Event of Termination; or

(C)	either Party pursuant to Clauses 19.4 (Termination following a Prolonged Event of FM) or 19.5 (Other Termination Events),

ZH shall pay SeaWorld an amount equal to SeaWorld’s due and unpaid fees and costs incurred with respect to this Agreement at the date of termination; and

(ii)	by:

(A)	ZH pursuant to Clause 1.1 (Termination for Convenience); or

(B)	by SeaWorld pursuant to Clause 19.3 (Termination following an Event of Termination) following the occurrence of an Event of Termination stated under paragraphs (a), (b)(i), (b)(ii) or (b)(iii) of the definition of Event of Termination,

ZH shall pay SeaWorld an amount equal to SeaWorld’s due and unpaid fees and costs incurred with respect to this Agreement at the date of termination, plus (A) if the Agreement is terminated on or prior to 31 December 2018, all fees that would have been due and payable to SeaWorld pursuant to Clauses 11.1 (Exclusivity Payments) and 11.2 (Consulting and Design Fees) as of 31 December 2018 had the Agreement not been terminated early, or (B) if the Agreement is terminated at any time after 31 December 2018, all fees that would have been due and payable to SeaWorld pursuant to Clauses 11.1 (Exclusivity Payments) and 11.2 (Consulting and Design Fees) as of 31 December 2019 had the Agreement not been terminated early.

(b)	Any amounts payable under Clause 19.8(a) above shall be payable by the date falling (30) Days after the date upon which the Party responsible for paying the applicable termination payment has received an invoice from the other Party setting out the termination payment that is due and payable.

(c)	For the avoidance of doubt:

(i)	termination of this Agreement shall be without prejudice to each Party’s entitlements to payments under this Agreement which:

(A)	become due and payable; or

(B)	otherwise accrue for obligations performed in accordance with this Agreement, prior to the termination of this Agreement, and

(ii)	the payment of any termination payments in accordance with this Clause 19.8 shall be without prejudice to a Party’s rights under Clauses 13 (Indemnities) and 14 (Liability).

19.9	Return of the Parties’ IPR

(a)	Upon termination or expiration of this Agreement:

(i)	both Parties may continue to use the Project IP (including Intellectual Property, Know-How, Confidential Information and ZH Improvements embedded in the Project IP) pursuant to the licenses granted to each Party in Clauses 15.1(b) and 15.1(d) and SeaWorld may continue to use the ZH Improvements pursuant to the license granted to SeaWorld in Clause 15.1(c);

(ii)	subject to the license granted to ZH with respect to Project IP (including embedded SeaWorld IPR, SeaWorld Know-How, SeaWorld Confidential Information and ZH Improvements embedded in the Project IP) in Clause 15.1(d), ZH shall cease all use or exploitation of all other SeaWorld IPR, SeaWorld Know-How and SeaWorld Confidential Information provided to ZH under this Agreement; and

(iii)	subject the license granted to SeaWorld with respect to Project IP (including embedded ZH IPR, ZH Know-How, ZH Confidential Information and ZH Improvements embedded in the Project IP) in Clause 15.1(b) and with respect to ZH Improvements in Clause 15.1(c), SeaWorld shall cease all use or exploitation of all other ZH IPR, ZH Confidential Information and any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and Intellectual Properties not developed specifically for the Licensed Parks (e.g., a Monkey King themed Attraction); and

(iv)	each Party may require the other Party to destroy (to such Party’s satisfaction), or permit such Party and its representatives to enter the other Party’s facilities to destroy or to remove, Intellectual Property and Confidential Information (subject to any continuing rights of the other Party) that may not be used or exploited following termination or expiration of this Agreement pursuant to Clauses 19.9(a)(ii) and 19.9(a)(iii).

(b)

The Parties shall have a right to engage an independent third party audit firm to conduct an audit of the other Party, its Affiliates and, in the case of ZH, to the extent commercially reasonable, the Project Consultants’ premises, archival facilities and systems and IT systems (including servers, storage media, end-user devices, third-party cloud storage solutions and the personal electronic devices and storage media of the employees or individual contractors of the other Party, its Affiliates and, in the case of ZH, the Project Consultants), during normal business hours and in a manner that is minimally disruptive to the other Party, its Affiliates or the Project Consultants’, as applicable, business operations, at any time in the two (2) years following expiry or termination of this Agreement (but no more than once per year and upon at least fifteen (15) Days’ prior written notice) to confirm the other Party’s compliance with this Clause 19.9 and in the event that such audit uncovers any material non-compliance with this Clause 19.9, the other Party shall reimburse the auditing Party all costs incurred in conducting such audit. All persons conducting such audits shall comply with the other Party’s confidentiality and security policies and shall agree in writing to confidentiality restrictions no less restrictive than those set forth herein.

20.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

21.	RESOLUTION OF DISPUTES

21.1	Amicable Settlement

In the event of a dispute, controversy or claim arising out of, relating to or having any connection with this Agreement, including a dispute relating to its existence, breach, performance, termination, validity, interpretation or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a “Dispute”), either Party may give a written notice to the other Party that a Dispute has arisen (a “Dispute Notice”). The Parties shall have thirty (30) Days from the date of receipt of the Dispute Notice to settle the Dispute amicably. In this connection, the ZH Representative and the SeaWorld Representative and any other of the Parties’ respective duly authorized representatives shall attempt to meet in person or by way of teleconference for the purpose of discussing the Dispute and any potential settlement. The Parties agree that the ZH Representative and the SeaWorld Representative may, when mutually agreed by the Parties, establish working group(s) comprising of their duly authorized representatives to assist in any settlement of the Dispute. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

21.2	Arbitration

(a)	Any Dispute which has not been resolved pursuant to Clause 21.1 (Amicable Settlement) shall be finally resolved in accordance with paragraph (b) below; provided, however, that the rights granted and obligations incurred by the Parties herein are unique in character and value such that the loss thereof could not be reasonably compensable in damages in an action at law. Accordingly, if either Party breaches or threatens to breach any of its material obligations under this Agreement, the other Party shall be entitled to all available equitable relief, including but not limited to injunctive relief or specific performance, in addition to any other remedies available at law.

(b)	Any Dispute shall be finally resolved solely and exclusively by arbitration in accordance with the following:

(i)	Arbitration

Unless otherwise resolved in accordance with Clauses 21.1 (Amicable Settlement), all Disputes, including the arbitrability of any Dispute, shall be referred to and finally resolved by arbitration under the Hong Kong International Arbitration Centre Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this paragraph (b). Capitalized terms used in this Clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

The arbitral tribunal shall consist of three (3) arbitrators. Each Party shall nominate one (1) arbitrator. The Party-nominated arbitrators shall have thirty (30) Days from the confirmation of the appointment of the second arbitrator to nominate the president of the tribunal (the “President”). Failing agreement on the nomination for President, the court will select and appoint the President. The President shall not be a citizen of either the USA or a country within the Territory. In the event of a conflict between the Rules and the provisions of this paragraph (b), the provisions of this paragraph (b) shall govern. The language to be used in the arbitral proceedings shall be English. The seat, or legal place, of arbitration shall be Hong Kong.

(ii)	Confidentiality

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by a Party in the proceedings not otherwise in the public domain, except and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before any competent court having jurisdiction thereof.

(iii)	Enforceability

Subject to Clause 21.1 (Amicable Settlement) and the rights of the Parties to seek interim equitable relief as provided in this Agreement, each Party acknowledges and agrees that arbitration pursuant to this Clause 21.2 shall be the sole and exclusive binding procedure for resolving any Dispute arising out of or in connection with the Agreement, and that any award rendered by the arbitral tribunal shall be final and binding upon the Parties. The prevailing Party in any action instituted under this Agreement will be entitled to recover all costs, expenses and reasonable attorneys’ fees incurred in such action. Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof, and the Parties hereto submit to the jurisdiction of such court for purposes of enforcement of any award rendered hereunder.

(iv)	Consolidation

(A)	Each Party agrees that:

(I)	for the purposes of the Rules, the arbitration agreement set out in this Clause 21 and the arbitration agreement contained in each other Park Specific Agreement shall together be deemed to be an arbitration agreement that binds each party to this Agreement and to each other Park Specific Agreement; and

(II)	in accordance with the Rules, Disputes in arbitration under this Agreement may be resolved in a single arbitration together with Disputes (as defined in any Park Specific Agreement) in arbitration arising out of such other Park Specific Agreement.

(B)	Pursuant to the Rules, the Parties agree to consolidation of any two (2) or more arbitrations commenced pursuant to this Clause 21 and/or the arbitration agreement contained in any Park Specific Agreement into a single arbitration as provided for in the Rules.

(v)	Each Party waives any objection, on the basis that a Dispute in arbitration has been resolved in a manner contemplated at paragraphs (A) or (B) above, to the validity and/or enforcement of any arbitral award by an arbitral tribunal following such Dispute being resolved in that manner.

(vi)	Governing Law

This Clause 21.2 (Arbitration) shall be governed by the laws of Hong Kong.

21.3	Continued Performance

Without prejudice to SeaWorld’s rights under Clause 19.2 (Suspension), in the event of any Dispute arising out of or in connection with this Agreement, the Parties shall continue to perform their respective obligations under this Agreement during any negotiations, or arbitration proceedings or any other discussions between the Parties relating to a Dispute in accordance with this Clause 21 (Resolution of Disputes).

21.4	Survival

This Clause 21 (Resolution of Disputes) shall survive termination or expiration of this Agreement.

22.	NOTICES

Any notice to be given hereunder by either Party shall be in writing and served either personally, by prepaid courier or by email transmission to the respective addresses set forth below, or to such other addresses of either Party which such Party may from time to time designate in writing to the other Party. Such notice shall be deemed given and effective upon actual receipt, provided that if a notice is received on a Day which is not a Business Day, or after 17:00:00 (local time) on any Business Day, it shall be deemed to be received on the next following Business Day.

If to SeaWorld:	SEA Holdings I, LLC
9205 South Park Center Loop, Suite 400
Orlando, Florida 32819, USA
Attention: Matt Rearden
Email: ########

With a copy to:	SEA Holdings I, LLC
9205 South Park Center Loop, Suite 400
Orlando, Florida 32819, USA
Attention: General Counsel
Email: ########
Telephone: + ########

If to ZH:	Zhonghong Americas LLC
23901 Calabasas Road, Suite 1068
Calabasas, CA 91302
Attention: Yoshikazu Maruyama, President
E-mail: ############

With a copy	to: Zhonghong Holding Co., Ltd.
No 8. Building, Dongqv International,
Chaoyang District, Beijing, China
Attention: Yu Ting
Telephone: ############
Fax: ############
E-mail: ############

23.	MISCELLANEOUS

23.1	Entire Agreement

This Agreement contains the entire agreement among the Parties in relation to the subject matter hereof and supersedes any previous understanding, commitment or agreement, oral or written. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, relating to the rights and obligations set forth in this Agreement.

23.2	Waivers

No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

23.3	Modification

No modification or amendment to this Agreement may be made other than through a written instrument signed by both Parties.

23.4	No Third Party Beneficiary

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

23.5	Assignment

(a)	Other than sublicenses as contemplated herein, ZH may not assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise), or encumber or otherwise dispose of or transfer all or any part of this Agreement, except: (i) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of the assets and businesses of ZH; (ii) to its lenders as part of the overall credit facility for the ZH group of companies; (iii) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of ZH’s assets and business related to the Developments or the assets or business of one or more individual Developments, provided, that ZH retains more than a fifty percent (50%) equity interest in and Control of the entity that will own the assets and business related to the Developments; (iv) to financing parties in connection with any financing for the design, development, construction or operation of any of the Developments; or (v) otherwise with the prior written consent of SeaWorld.

(b)	SeaWorld may not assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise), or encumber or otherwise dispose of or transfer all or any part of this Agreement, except: (i) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of the assets and businesses of SeaWorld; (ii) to its lenders as part of the overall credit facility for the SeaWorld group of companies; or (iii) otherwise with the prior written consent of ZH.

(c)	Notwithstanding Clauses 23.5(a) and 23.5(b) above, either Party may assign this Agreement or any of its rights and obligations hereunder, in whole or in part, to any Affiliate of such Party, provided that such Affiliate has the capacity and resources reasonably necessary to fulfill its obligations under this Agreement.

(d)	Nothing in this Agreement is intended to restrict any acquisition of equity interests of either Party (including any change in equity ownership that may result in a change of Control of such Party) or any acquisition of all or substantially all of the assets and businesses of either Party or its Affiliates by a Third Party; provided, however, that where:

(i)	SeaWorld is Controlled by a SEA Restricted Third Party or a SEA Restricted Third Party acquires all or substantially all of the assets of SeaWorld, ZH shall have the right to terminate the Agreement pursuant to Clause 19.3 (Termination following an Event of Termination); and

(ii)	ZH is Controlled by a ZH Restricted Third Party or a ZH Restricted Third Party acquires all or substantially all of the assets of ZH, SeaWorld shall have the right to terminate the Agreement pursuant to Clause 19.3 (Termination following an Event of Termination);

(e)	For avoidance of doubt, nothing in this Agreement is intended to prevent or restrict ZH or any Affiliate of ZH from effectuating a public offering pursuant from effecting a public offering or its shares or other securities under the United States Securities Act of 1933, as amended, or any similar successor statute and the rules and regulations thereunder or any similar law in the Territory or any other jurisdiction or from consummating a reorganization in connection with a securitization or structured financing, so long as ZH retains at least a twenty five percent (25)% equity interest in and Control of the entity that will own the assets and business related to the Developments.

(f)	Any attempted assignment, sublicense, encumbrance or other disposal or transfer by a party in contravention of the requirements of this Clause 23.5 shall be void and shall constitute a material default and breach of this Agreement by the assigning Party.

23.6	Severability

If any provision of this Agreement or its application is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all provisions and applications hereof, will not be affected or impaired. If any arbitration panel or court shall determine that any provision of this Agreement is in any way unenforceable, that provision shall be reinterpreted to the extent necessary to make the provision enforceable.

23.7	Further Assurances

Each Party agrees that it will, at any time, and from time to time, do and perform such other acts and execute, acknowledge and deliver all such further agreements, documents, and instruments as may be reasonably required by the other Party in order to carry out fully and effectuate the transactions herein contemplated in accordance with the provisions of this Agreement.

23.8	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, and each counterpart when executed and delivered (in person, by electronic mail or otherwise) shall constitute an original of this Agreement, but which together constitute one and the same agreement.

23.9	No Raiding

It is expressly agreed and understood that, absent the prior written approval of the other Party, neither Party will employ or attempt to employ employees of the other Party, either as an employee or as a contractor, during the Term of this Agreement and for a period of six (6) years thereafter, unless otherwise expressly agreed upon in writing by the Parties. For purposes of this Clause 23.9, an employee is any person who was an employee of the other party at any time during the six (6) months preceding such solicitation.

23.10	Confidentiality

(a)	Confidential Information

The term “Confidential Information” means any trade secrets, Know-How or other confidential or proprietary information that is disclosed by the Disclosing Party to the Receiving Party under this Agreement, and that is either: (i) conspicuously marked or otherwise identified as confidential or proprietary at the time of disclosure; or (ii) should reasonably be understood by the receiving party to be confidential based upon the nature of the information disclosed or the circumstances of the disclosure, whether tangible or intangible, and in whatever form or medium provided, including, without limitation, all information generated by the Receiving Party that contains, reflects or is derived from the furnished information; provided that Confidential Information shall not include any information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Permitted Recipients, as defined below, in breach of the terms hereof;

(ii)	becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party, its agents, representatives, consultants or employees) not known by the Receiving Party to be under a duty of confidentiality to the Disclosing Party; or

(iii)	is already known to the Receiving Party at the time of disclosure.

The Disclosing Party’s Confidential Information is and shall at all times remain the property of the Disclosing Party. No use of such Confidential Information is permitted except as otherwise expressly provided herein. Except as expressly set forth in this Agreement or a Park Specific Agreement, the Disclosing Party grants to the Receiving Party no ownership, license or other right, title, or interest in, to, or under any Intellectual Property, trade secret, or other rights of the Disclosing Party. Notwithstanding anything in this Agreement to the contrary, the Disclosing Party represents and warrants that it may rightfully disclose or make available the Confidential Information to the Receiving Party without the violation of any contractual, fiduciary, or other obligation to any person, and the Disclosing Party agrees to indemnify in full the Receiving Party and the Permitted Recipients against any and all Loss incurred by the Receiving Party or by any such person in connection with the untruth of such representation or the Disclosing Party’s breach of such warranty.

The term “Disclosing Party” shall mean the Party disclosing Confidential Information to the other Party, also known as the Receiving Party, defined below.

The term “Receiving Party” shall mean the Party receiving Confidential Information from the Disclosing Party.

(b)	Strict Confidence

In consideration of the Disclosing Party’s disclosure to the Receiving Party of the Confidential Information, the Receiving Party shall retain in strict confidence, and not disclose in any manner whatsoever, in whole or in part, to any person other than the Permitted Recipients or use for any purpose other than as contemplated by this Agreement, any Confidential Information by taking all reasonable measures to avoid disclosure, dissemination or unauthorized use of the Confidential Information, including, at a minimum, those measures that it takes to protect its own confidential information (provided that such measures are consistent with at least a reasonable degree of care) and shall not, without the prior written consent of the Disclosing Party, use or disclose the Confidential Information or any part thereof except as contemplated by this Agreement. Each Party hereby confirms that it is aware and that its Permitted Recipients have been or will be advised that applicable securities laws prohibit any person who has material non-public information about SeaWorld from purchasing or selling securities of SeaWorld on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. Each Party hereby confirms that it will take any action necessary or appropriate to prevent the use by the Receiving Party and its Permitted Recipients of any information in a way which might violate any securities law.

(c)	Permitted Recipients

The Receiving Party may disclose the Confidential Information to its direct and indirect parents, subsidiaries and Affiliates and its and their respective directors, officers, employees, consultants and professional advisors and potential investors (provided that the Receiving Party shall not disclose the fees under this Agreement, the License Fee and the Animal Loan and Services Fee set forth in Scheduled 1 hereto without Disclosing Party’s prior written consent, which consent shall not be unreasonably withheld or delayed) (collectively, the “Permitted Recipients”) who need to know the Confidential Information for the purposes of this Agreement or to perform their duties on behalf of a Party pertaining to the Project and provided that such Permitted Recipients are legally obligated to the Receiving Party:

(i)	to hold such information in confidence; and

(ii)	to use such information only for the purposes expressed herein.

The Receiving Party shall be liable to the Disclosing Party if any of the Receiving Party’s Permitted Recipients breach any of the foregoing obligations, whether or not, at the time of such breach, the individual is employed by the Receiving Party, and the Receiving Party hereby agrees to indemnify in full the Disclosing Party against any and all Losses incurred by the Disclosing Party as a result of any Permitted Recipient breaching this warranty. The Receiving Party agrees, at its sole expense, to take all reasonable measures to prohibit any unauthorized disclosure or use of the Confidential Information.

(d)	Required Disclosures

Nothing in this Agreement shall obligate either Party to refrain from disclosure of Confidential Information to the extent such disclosure is required by law, regulation, judicial process or the rules of any securities exchange. In the event that any Confidential Information is required to be disclosed by law, including, pursuant to the terms of a subpoena or similar document or in connection with litigation or other legal proceedings, or in connection with an arbitration proceeding under this Agreement or a Park Specific Agreement, the Receiving Party agrees to: (i) notify the Disclosing Party immediately of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to narrow such request; and (iii) exercise its Commercially Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. If disclosure of the Confidential Information is required to prevent the Receiving Party from being held in contempt or subject to other penalty, the Receiving Party shall furnish only such portion of the Confidential Information as, in the written opinion of counsel reasonably satisfactory to the Disclosing Party, the Receiving Party is legally compelled to disclose. In addition, the Receiving Party shall allow the Disclosing Party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the Disclosing Party’s behalf, and the Receiving Party will exercise its Commercially Reasonable Efforts to cooperate with the Disclosing Party in such efforts to contest such disclosure.

(e)	Term and Termination

This Agreement is intended to cover any Confidential Information exchanged by the Parties during the Term and for a period of five (5) years after the termination or expiry of the other Park Specific Agreements. Any termination or expiration of the Term of this Agreement shall not affect the restrictions on disclosure of any Confidential Information disclosed hereunder, and the other terms hereof which by their nature are intended to survive such termination or expiration.

(f)	Injunctive Relief

Notwithstanding the agreement to conduct discussions with respect to a Dispute in accordance with this Agreement or to arbitrate Disputes as set forth in this Agreement or in any other agreement between the Parties, each Party in its sole discretion may take appropriate action to have the confidentiality terms of this Agreement enforced by obtaining injunctive or other appropriate relief including, but not limited to, temporary relief before a time at which a preliminary hearing may be held by a court of competent jurisdiction to prevent continuance of such breach in an appropriate court of law, in addition to any other remedies which may be available. It is understood and agreed that monetary damages might be an insufficient remedy for any breach of this Agreement by either Party and that without prejudice to the rights and remedies otherwise available to it, a Party shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if the other Party breaches or threatens to breach any of the provisions of this Agreement.

(g)	Intellectual Property Use

Nothing in this Clause 23.10 (Confidentiality) shall operate to limit or restrict each Party’s permitted use of the other Party’s Intellectual Property, materials or know-how pursuant to Clause 15 (Intellectual Property) or any license agreement entered into with respect to the Developments unless such right has been rescinded in accordance with Clause 19.9 (Return of the Parties’ IPR).

23.11	Necessary Actions

The Parties hereby agree to cooperate and use all Commercially Reasonable Efforts to take, or cause to be taken, all appropriate actions necessary, proper, or advisable, and to obtain all permits, consents, approvals, authorizations, qualifications, and orders as are necessary under the laws of the PRC and each other applicable jurisdiction in the Territory, to consummate and make effective the transactions contemplated by this Agreement.

23.12	English Language

This Agreement is executed in both English and Chinese. The English version of this Agreement shall be executed first and the Parties shall use Commercially Reasonable Efforts to cooperate in the prompt production of a mutually approved Chinese translation of the Agreement. Both versions shall have equal validity and legal effect. If there is any discrepancy between the English and Chinese language versions of this Agreement, the English version shall prevail.

23.13	Binding Effect

Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall, in accordance with its terms, be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, legal representatives, successors and permitted transferees and assigns.

23.14	Publicity

Other than as ordered or required by a Governmental Authorization or in the course of administrative or judicial proceedings, or in accordance with the requirements of any applicable stock exchange, neither Party shall issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed) as to the contents and the manner of presentation and publication of such press release or public announcement.

23.15	No Partnership

During the term of this Agreement, no Party shall be deemed to be a representative, agent or employee of the other Party for any purpose whatsoever and shall not hold itself out as having the authority or right to assume, create, or undertake any obligation on behalf of the other Party without the express written consent of the other Party. This Agreement is not a commercial agency agreement and shall not be registered with any Governmental Instrumentality.

23.16	Waiver of Immunity

To the extent either Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent than in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), each Party hereby irrevocable waives such immunity to the full extent permitted by the laws of such jurisdiction.

23.17	Survival

Save in the case of Clause 19.5(b) (Other Termination Events), without prejudice to any rights or obligations accrued at the date of termination or expiry of this Agreement:

(a)	the covenants and agreements of the Parties contained in Clauses 7 (Independent Contractor; Subcontractors), 13 (Indemnities), 14 (Liability), 15.1(b) and (c) (Ownership of Intellectual Property), 15.2(d) and (e) (License of SeaWorld Marks), 20 (Governing Law), 21 (Resolution of Disputes), 22 (Notices), Clauses 23.1 (Entire Agreement) to 23.7 (Further Assurances) and Clauses 23.11 (Necessary Actions) to 23.23 (Anti-Corruption) shall perpetually survive the expiration or the earlier termination of this Agreement;

(b)	the covenants and agreements of the Parties contained in Clause 19 (Term, Suspension and Termination) shall survive the expiration or the earlier termination of this Agreement until the later of the date upon which the rights of the Parties under such Clause are stated to expire and the obligations of the Parties under such Clause have been fully and finally discharged;

(c)	the covenants and agreements of the Parties contained in Clause 23.9 (No Raiding) shall survive the expiration or the earlier termination of this Agreement for a period of six (6) years;

(d)	the covenants and agreements of the Parties contained in Clause 23.10 (Confidentiality) shall survive the expiration or the earlier termination of this Agreement for a period of five (5) years from the termination or expiry of each of the other Park Specific Agreements; and

(e)	the definitions of any defined terms used in any of the provisions referred to in paragraphs (a) to (d) shall survive the expiration or the earlier termination of this Agreement in accordance with their terms, along with any other provisions that are intended, by their terms to survive the termination of this Agreement.

23.18	Costs

Except as expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, finalization and signing of this Agreement.

23.19	Set-off and Double Recovery

(a)	Subject to paragraph (b) below, if any undisputed sum of money is payable by one Party (the “First Party”) to the other Party (the “Second Party”) under this Agreement or any of the other Park Specific Agreements, that sum, together with any relevant late payment fee applicable to the undisputed sum of money pursuant to this Agreement or any of the other Park Specific Agreements, may be offset by the Second Party against any amount payable by the Second Party to the First Party as a credit against any subsequent amount payable by the Second Party to the First Party under this Agreement or any of the other Park Specific Agreements. If the liabilities to be set off are expressed in different currencies, any liability which is not expressed to be in US Dollars shall be converted to US Dollars at a market rate of exchange. Any exercise by either Party of its rights under this Clause 23.19 (Set-off and Double Recovery) shall not limit or affect any other rights or remedies available to it under this Agreement or any of the other Project Agreements or otherwise.

(b)	Nothing under this Agreement shall permit either Party to recover or withhold monies in respect of any Loss, which is otherwise due and payable under this Agreement or any other Park Specific Agreement from the other Party to the extent that such monies or compensation have been recovered or withheld under any of the other Park Specific Agreements or received under any insurance policy.

23.20	Reliance

Each Party confirms on behalf of itself and its Affiliates that, in entering into this Agreement, it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking, or commitment that is not expressly set out or referred to in this Agreement. Nothing in this Agreement shall exclude or limit any liability or remedy arising as a result of fraud.

23.21	Prohibited Payments

(a)	No Party, nor its employees, agents or any other representatives shall make any payment or give or take anything of value in relation to the Project, to or from any:

(i)	Government official (including any officer or employee of any department, agency, or Governmental Instrumentality);

(ii)	political party (including any candidate for political office); or

(iii)	any other Person,

to influence his or its decision, or to gain any other advantage for itself, including obtaining, retaining or directing business.

(b)	A Party becoming aware of a potential breach of this Clause 23.21 by one of its Affiliates, employees, agents, consultants, contractors, subcontractors or any Third Party acting on behalf of a Party, or their employees, agents or authorized representatives, shall immediately notify the other Party of the potential breach of this Clause 23.21 and shall indemnify the other Party in respect of all Loss suffered or incurred by that Party arising out of such breach.

23.22	Brokers

The Parties represent and warrant to each other that they have not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finder’s fee in connection with these transactions. Each Party shall indemnify the other Party from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due to that broker or agent. The terms of this Clause 23.22 shall survive the termination or expiration of this Agreement.

23.23	Anti-Corruption

(a)	Anti-Corruption Laws

To the extent applicable to its operations, each Party is aware of those laws, regulations or governmental orders which prohibit the provision of financial or other advantage for a corrupt purpose, including, and to the extent applicable the USA Foreign Corrupt Practices Act, the UK Bribery Act 2010, and similar laws, regulations and governmental orders (“Anti-Corruption Laws”). Each of the Parties is committed to strict compliance with applicable Anti-Corruption Laws in connection with all activities under this Agreement and the other Park Specific Agreements. Each of the Parties represents and warrants that it is familiar with the Anti-Corruption Laws applicable to its operations, including with respect to prohibitions against acceptance, solicitation, offering, or giving, whether directly or through a Third Party, any commission, gift of financial benefit or inducement for the purpose of securing an improper advantage, whether by a foreign official or otherwise, in connection with this Agreement.

(b)	Anti-Corruption Mutual Representation

Each of the Parties represents and warrants that to the best of its knowledge and belief it has not undertaken any action in contravention of any applicable Anti-Corruption Laws in connection with this Agreement to the extent it is subject to such law as of the date hereof and will use its best efforts to ensure that it remains in compliance during the Term of this Agreement.

24.	AUTHORIZED REPRESENTATIVES

(a)	SeaWorld hereby nominates John Linn as SeaWorld Representative with overall responsibility for carrying out the Advisory and Support Services and Matt Rearden as SeaWorld Representative with respect to the rest of this Agreement. SeaWorld Representative shall have full authority to act on behalf of SeaWorld under this Agreement, except in relation to matters which SeaWorld may from time to time by written notice to ZH reserve to itself. SeaWorld Representative may from time to time, in writing, delegate any of the duties and authorities vested in him to another person and may from time to time revoke any such delegation in either case advising ZH in writing. SeaWorld may replace SeaWorld Representative from time to time by notice in writing to ZH.

(b)	ZH hereby nominates Yoshikazu Maruyama as ZH Representative with respect to this Agreement. ZH Representative shall have full authority to act on behalf of ZH under this Agreement, except in relation to matters which ZH may from time to time by written notice to SeaWorld reserve to itself. ZH Representative may from time to time, in writing, delegate any of the duties and authorities vested in him to another person and may from time to time revoke any such delegation, in either case advising SeaWorld in writing. ZH may replace ZH Representative from time to time by notice in writing to SeaWorld.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

CONFIDENTIAL	PARK EXCLUSIVITY AND CONCEPT DESIGN AGREEMENT
EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the applicable date set forth below.

SIGNATORIES

SEA HOLDINGS I, LLC

By:	/s/ Joel K. Manby
Name: Joel K. Manby
Title: Chief Executive Officer and President
Date: March 24, 2017

ZHONGHONG HOLDING CO., LTD.

By:	/s/ Wang Jihong
Name: Wang Jihong
Title: Chairman
Date: March 24, 2017

[Signature Page to Park Exlusivity and Concept Design Agreement]

SCHEDULE 1

PARK SPECIFIC AGREEMENTS - MATERIAL COMMERCIAL TERMS

1.	LICENSE GRANT

1.1	SeaWorld will grant ZH a license to use the licensed intellectual properties (as specified in the Park Specific Agreements) in connection with the design, development, construction, operation and marketing of select SeaWorld-branded Theme Parks, Interactive Parks, and Waterparks in the Territory.

1.2	The Licensed Parks will be operated under the “SeaWorld” name or other SeaWorld brands to be selected by mutual agreement. The Licensed Park branding will be further discussed and agreed by the Parties.

1.3	Licensed Intellectual Property will include all SeaWorld creative works, indicia, trademarks and technology elements specified in the Park Specific Agreements as to be incorporated or used in the designs and operation of the Licensed Parks, including the design, development and operation of Attractions and experiences, as well as in connection with Merchandise and food & beverage operations (including the development of themed merchandise and food & beverage products) and agreed marketing activities.

2.	RECURRING ROYALTIES

2.1	License Fee:

(a)	Waterparks and Theme Parks – five percent (5%) to seven and one half percent (7.5%) of gross revenues (net of travel agency commissions, credit card commissions, sales taxes and other exclusions to be mutually agreed).

(b)	Actual rate within the five percent (5%) to seven and one half percent (7.5%) range to be determined based on metrics to be negotiated, e.g., pre- and post-recoupment of investment.

(c)	Interactive Parks – to be negotiated as part of the Park Specific Agreement

2.2	Animal Loan and Services Fee:

(a)	Theme Parks / Waterparks / Interactive Parks – to be negotiated upon agreement on concepts.

2.3	“Gross revenues” to include all revenue streams from Development operations including admission, sale of merchandise and food & beverage products, special and group events, parking fees, and sponsorships.

3.	TERM

The Parties will mutually agree upon an appropriate development term timetable for the development and construction of a Development. Thereafter, from the execution of each park-specific license until twenty (20) years from the opening of each individual Development,

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extendable at ZH’s option for up to five (5) additional terms of five (5) years each. The option is conditional upon (a) the applicable Development achieving mutually agreed upon financial targets and (b) ZH’s compliance with other terms of this Agreement and Park Specific Agreements. The aggregate license term (including any extensions) is to be in the range of fifty (50) to seventy-five (75) years from the date of execution of the Park Specific Agreements for the first Development, unless further extended by mutual agreement of the Parties.

4.	EXCLUSIVITY

4.1	During the term of the Park Specific Agreements, SeaWorld and its Affiliates will not enter into any agreement or discussions regarding the development or operation of, or license of intellectual properties to, any theme parks, water parks and, to the extent applicable, Interactive Parks, in the Territory, other than with ZH and its Affiliates. However, notwithstanding the foregoing, ZH understands that:

(a)	the Parties will agree to the customary reservation of rights by SeaWorld in the Territory; and

(b)	SeaWorld and its Affiliates have standing business relationships with Third Parties for the provision of operations support, marketing of SeaWorld parks outside the Territory and ongoing business matters and marketing in the Territory and continuation of such relationships in accordance with their terms consistent with established practice shall not be deemed a breach or default of the Park Specific Agreements.

4.2	However, if (a) at least one theme park as part of a Development is not open by the Target First Theme Park Opening Date (subject to any extension thereof) and one theme park as part of a Development is not under construction substantially in accordance with its agreed construction schedule by the end of the Initial Park Development Period; or (b) at any time after the expiration of the Initial Park Development Period (or after completion of construction and opening of any theme parks as part of any Developments under construction as of expiration of the Initial Park Development Period, if applicable) less than two (2) such theme parks remain in operation, the exclusive Territory will be reduced to an area consisting of a [ * * * ] mile radius surrounding the applicable Development then in operation. However, ZH will be given a reasonable period of time to replace any Development that has been closed.

5.	ATTRACTION EXPLOITATION

5.1	SeaWorld will not exploit any Attractions or Rides that are newly created in connection with the planning and development of a new Licensed Park and opened contemporaneously with the opening of such Licensed Park until the second (2nd) anniversary of the date on which ZH first opens such Attraction or Ride in a public facing manner.

5.2	SeaWorld will not exploit any Attractions or Rides that are newly created for use in a Licensed Park (other than those Attractions and Rides covered in Section 5.1 above) until the earlier of (a) the second (2nd) anniversary of the date on which ZH first opens such Attraction or Ride in a public facing manner or (b) the fifth (5th) anniversary of the date on which the design for the Attraction or Ride was completed; provided, that, with regards to any Attractions or Rides that are newly created in connection with the planning and development of a new Licensed Park but not opened contemporaneously with the opening of such Licensed Park, the earliest SeaWorld may exploit such Attractions or Rides is the third (3rd) anniversary of the opening of such Licensed Park.

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

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6.	ZH’S RESPONSIBILITIES

6.1	Government approvals, including animal permitting in the Territory

6.2	Site acquisition

6.3	Site preparation, infrastructure development, preparation of detailed design, fabrication and production of all ride and show elements and detailed design and construction of all facilities (design and construction liability will vest in ZH or its contractors)

6.4	Arranging the debt and equity financing and otherwise paying for the design, development, construction, operation and maintenance of the Licensed Parks

6.5	Development and implementation of business plans and budgets and operating plans

6.6	Management of park operations (pre-and post-opening)

6.7	SeaWorld design, construction advisory, permitting support and lender support costs (direct and indirect) (to be mutually agreed and previously approved, without markup)

6.8	Park design, construction, and pre-opening costs

6.9	Park operating and maintenance costs (including reinvestment capital and insurance)

6.10	Animal acquisition costs, including staging and relocation

7.	SEAWORLD RESPONSIBILITIES

7.1	During the design, construction and operations phases, for an agreed upon fee SeaWorld will provide ZH and ZH’s principal design consultant and construction and operations personnel and vendors with materials, resources, expertise and knowledge based on or derived from SeaWorld’s global experience in all aspects of the design, construction and operation of its visitor attractions and entertainment venues. The support to be provided under the Park Specific Agreements and the remuneration therefor will be mutually agreed in the Park Specific Agreements, taking into account the support to be provided by SEA and the fees payable by ZH under this Agreement.

7.2	SeaWorld support to include:

(a)	Access to existing facilities/attractions as pertain to the specific project

(b)	Design guidance and design review

(c)	Construction input and review

(d)	Business planning and budget input and review

(e)	Zoological and aquarium expertise, permitting, handling, life support system planning and procurement advisory

(f)	Animal sourcing and acquisition support

(g)	Brand and style guidelines

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(h)	Review and consultation regarding park operator

(i)	Operational planning and staffing input

(j)	Periodic management update

(k)	Marketing brochures, materials, consumer research, brand studies, etc.

(l)	Advice on developing operating manuals and handbooks

(m)	Permitting support, meeting with lenders, government officials, etc.

(n)	Responsibility for management of zoological operations and related matters (pre-and post-opening)

(o)	PR support

7.3	Relocation of SeaWorld staff to be discussed.

8.	CREATIVE AND QUALITY CONTROLS; ENFORCEMENT, MAINTENANCE AND REGISTRATION

8.1	ZH will design and operate the Licensed Parks to a standard of design, quality and guest experience consistent with visitor attractions and entertainment venues of comparable scale and scope that are owned and operated by SeaWorld and its Affiliates.

8.2	The Park Specific License Agreements will include customary license provisions including:

(a)	SeaWorld approval over form and manner of exploitation of licensed properties;

(b)	ZH obligation to comply with brand and style guidelines;

(c)	SeaWorld input on business plans/budgets and annual operating plans from the perspective of quality control and guest experience;

(d)	SeaWorld input on operations procedures and training programs from the perspective of quality control and guest experience;

(e)	Provisions restricting participation of persons who are inappropriate for association with each Party’s brands; and

(f)	Reasonable inspection and audit rights.

8.3

Notwithstanding anything to the contrary herein, SeaWorld shall use Commercially Reasonable Efforts to register, maintain, prosecute and enforce its rights in the SeaWorld IPR in the Territory in a manner consistent with how it registers, maintains, prosecutes, protects or enforces its rights in other territories in which it owns or operates theme parks or waterparks. SeaWorld shall provide ZH with regular updates on a reasonable basis regarding SeaWorld’s registration and prosecution actions with respect to the SeaWorld IPR within the Territory. SeaWorld shall have the sole and exclusive right to register, maintain and prosecute the SeaWorld IPR in the Territory (and ZH shall agree to exclude any rights it has to register, maintain and prosecute the SeaWorld IPR under Applicable Law), however, if SeaWorld elects not to take a registration, maintenance or prosecution action within the Territory with respect to any SeaWorld IPR used in a

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Development, ZH may direct SeaWorld to take such action, so long as ZH reimburses SeaWorld for all costs in relation thereto. Each Party shall use reasonable efforts to notify the other Party of any trademark infringement related to a Development in the Territory of which such Party has knowledge. SeaWorld may elect to enforce its rights directly in any SeaWorld IPR infringement related to a Development in the Territory (at SeaWorld’s sole cost), but SeaWorld shall notify ZH of any intention not to enforce such rights, and in such event, ZH may elect to direct SeaWorld’s enforcement of such rights; provided, that ZH be responsible for all costs incurred by SeaWorld in connection with such enforcement. ZH agrees to render all reasonable assistance in connection with such enforcement at the SeaWorld’s sole cost, unless SeaWorld is taking such action at ZH’s behest, in which case, such assistance shall be at ZH’s cost. Money awards or settlements resulting from enforcement activities hereunder will be applied: (a) first, to reimburse SeaWorld or ZH, as applicable, for its costs incurred in connection with the enforcement activities; and (b) the remainder of any such recovery shall be allocated between the Parties in an equitable manner, unless a judgment or arbitration award expressly stipulates the allocation amounts between the Parties.

8.4	Each Party shall be solely responsible, in its sole discretion, both practically and financially, for the maintenance, prosecution and registration of its respective Intellectual Property rights in the Territory; provided, that prior to SeaWorld filing for any trademark registration in the Territory, if such trademark registration uses Chinese characters, SeaWorld shall first consult with ZH and obtain ZH’s guidance to ensure that there has been no mistranslation.

8.5	SeaWorld will have reasonable consultation/approval rights (to be further defined and mutually agreed) over the following matters:

(a)	Selection of ZH’s principal design consultant and specialty consultants

(b)	Design of each Development including any future expansion or material modifications, and the construction of each Development

(c)	Selection of park operator, if other than ZH or its Affiliates

(d)	Business plans and budgets

(e)	Other customary and reasonable matters

9.	TERMINATION EVENTS

Customary termination trigger events to be discussed (material breach having certain material impacts after reasonable opportunity to cure, insolvency or dissolution, cross-termination, failure by ZH, subject to extensions of not more than one (1) year in total for unavoidable delays, to open at least one (1) Development by the date falling five (5) years after the signing date of the Park Specific Agreements for the first Development, etc.). Termination for convenience by ZH to be discussed. Upon termination not due to the default of ZH, ZH will be given a reasonable period of time to repurpose any Development. Parties to agree on force majeure and government action or inaction events and their consequences. For the purposes of this Section 9, Park Specific Agreements shall mean the following agreements: the design and construction advisory agreement, the license agreement, the operations agreement and the animal loan and services agreement.

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10.	INDEMNIFICATION AND LIABILITY

10.1	Parties to agree to mutual indemnification and liability limits.

11.	ASSIGNMENT

11.1	Consistent with the principles applicable to the ECDA, subject to further refinement by mutual agreement.

11.2	Sublicensing may be permitted for agreements with sponsors and for normal course operations (e.g., sublicenses to tenants, concessions, merchandise and food & beverage manufacturers, etc.) subject to mutual agreement on the sub-licensee and material terms.

11.3	No restriction on change of control or acquisition of substantially all of the assets of a Party by a Third Party, provided that the other Party may terminate where the Third Party (a) is a “competitor” of the other party, as such term will be defined in the Park Specific Agreements; or (b) is an entity that the other party cannot legally conduct business with (e.g. it is listed on an official sanctions list) or (c) is otherwise restricted as agreed in the definitive agreements.

12.	GOVERNING LAW

Hong Kong law.

13.	DISPUTE RESOLUTION

Arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre under the HKIAC Arbitration Rules.

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SCHEDULE 2

SEAWORLD MARKS

Trademark	Status	Application # Registration #	Application Date Registration Date	Owner	Class(es)
China
SEA WORLD	Pending	14527425	May 13 2014	Sea World LLC	39, 41
	Notes: Approved with respect to Class 41 services, but opposed by [ * * * ] Opposition pending. Partially refused with respect to Class 39. Appeal of partial refusal pending.

SEA WORLD	Registered	93092480	Sep 29 1993	Sea World LLC	41
		777623	Feb 14 1995
	Notes: Subject of cancellation action filed by Sea World Management Pty Limited[1]. Currently on appeal to the Beijing IP Court.

SEA WORLD & Design (Whale)	Registered	1653077 1653077	Aug 29 1997 Oct 20 2001	Sea World LLC	28

SEA WORLD & Design (Whale)	Registered	1657445 1657445	Aug 29 1997 Oct 28 2011	Sea World LLC	25

Sea World (Chinese characters)	Pending	20501393	Jul 1 2016	Sea World LLC	41

SeaWorld & Design (Fin)	Pending	14527426	May 13 2014	Sea World LLC	39, 41
	Notes: Class 41 was approved but opposed by [ * * * ] Opposition pending. Partially refused with respect to Class 39 services. Appeal of partial refusal pending.

[1]	Details of the Cancellation Action: Sea World Management Pty Limited (SWA) filed a non-use cancellation against Sea World LLC’s (SW LLC) registration (8/3/09). SW LLC filed defense and evidence showing use of SEA WORLD in China (10/5/09). [ * * * ] decision received from CTMO (1/2013). SeaWorld appealed decision to TRAB (2/2013). SWA filed a response (12/2013). SW LLC filed rebuttal brief (1/2014). [ * * * ] decision received from TRAB (3/2015). SW LLC appealed to the Beijing IP Court, and appeal is pending. Judge presiding over case left the court, so as of 1/2017, case is being reassigned. [ * * * ]

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

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Trademark	Status	Application # Registration #	Application Date Registration Date	Owner	Class(es)
SeaWorld ADVENTURE PARKS & Design (Fin)	Registered	9800041453 1370438	Apr 28 1998 Mar 6 2000	Sea World LLC	16
SeaWorld ADVENTURE PARKS & Design (Fin)	Registered	9800041455 1314942	Apr 28 1998 Sep 13 1999	Sea World LLC	41
	Notes: Subject of non-use cancellation filed by Sea World Management Pty Limited. Currently on appeal to the TRAB (Trademark Review & Adjudication Board).
Hong Kong
FIN Logo	Registered	301993320 301993320	Aug 3 2011 Aug 3 2011	Sea World LLC	41

	Pending/Suspended	301993348	Aug 3 2011	Sea World LLC	41
	Notes: Suspended pending Sea World LLC’s opposition to Sea World Management Pty Limited’s Hong Kong trademark application 199605169.

SEA WORLD & Design (Whale)	Pending/Suspended	199209807	Apr 6 1992	Sea World LLC	41
	Notes: Opposed by Sea World Management Pty Limited. Opposition suspended [ * * * ]
SEAWORLD & Design	Pending/Suspended	301993339	Aug 3 2011	Sea World LLC	41
	Notes: Suspended pending Sea World LLC’s opposition to Sea World Management Pty Limited’s Hong Kong trademark application 199605169.
Macau
SEA WORLD	Registered	N28112	Apr 4 2007	Sea World LLC	39
		N28112	Oct 5 2007

SeaWorld ADVENTURE PARKS & Design (Fin)	Registered	N28113 N28113	Apr 4 2007 Oct 30 2008	Sea World LLC	41

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

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Taiwan
SEA WORLD	Registered	68019100	Oct 11 1979	Sea World LLC	16
		00132431	May 1 1980

SEA WORLD	Registered	068023714	Dec 17 1979	Sea World LLC	14
		00132479	May 1 1980

SEA WORLD	Registered	68019101	Oct 11 1979	Sea World LLC	28
		00129561	Mar 1 1980

SEA WORLD	Registered	N/A		Sea World LLC	25
		129292	May 1 1980

SEA WORLD	Registered	7856067	Dec 14 1989	Sea World LLC	25
		496237	Sep 1 1990

SEA WORLD & Design (Whale)	Registered	84019304 100496	Apr 25 1995 Jun 1 1998	Sea World LLC	41

SeaWorld ADVENTURE PARKS & Design (Fin)	Registered	87018510 873834	Dec 2 1998 Nov 1 1999	Sea World LLC	16

SeaWorld ADVENTURE PARKS & Design (Fin)	Registered	87018511	Apr 22 1998	Sea World LLC	41

		120150	Jan 16 2000

[ * * * ] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to SeaWorld Entertainment, Inc.’s application requesting confidential treatment under Exchange Act Rule 24b-2.

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